SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Lionbridge Technologies, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders, which will be held on Tuesday, May 3, 2016, at 10:00 A.M., at our corporate headquarters located at 1050 Winter Street, Waltham, Massachusetts. The notice of meeting and proxy statement that follow describe the business to be conducted at that meeting.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, I urge you to vote in one of the following three ways: (1) by requesting a paper copy of the proxy card, signing and dating the proxy card and returning it where indicated, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.

For the Board of Directors,

Rory J. Cowan

Chairman, Chief Executive Officer and President

LIONBRIDGE TECHNOLOGIES, INC.

1050 WINTER STREET

WALTHAM, MASSACHUSETTS 02451

(781) 434-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, MAY 3, 2016

To the Stockholders of Lionbridge Technologies, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Lionbridge Technologies, Inc., a Delaware corporation (“Lionbridge” or the “Company”), will be held at 10:00 A.M, Eastern Time, on Tuesday, May 3, 2016, at the Company’s corporate headquarters at 1050 Winter Street, Waltham, Massachusetts 02451, to consider and act upon the following proposals:

1. Elect three (3) members to our Board of Directors to serve for a three-year term as Class II Directors (the “Class II Directors”);

2. Conduct a non-binding “say on pay” vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and narrative disclosures in the accompanying Proxy Statement; and

3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2016.

The Board of Directors has fixed the close of business on March 8, 2016, as the record date for the determination of the Lionbridge stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. SEC rules allow us to furnish proxy materials to our stockholders on the internet. Accordingly, you can access proxy materials and vote at www.proxyvote.com. You may also vote via internet or telephone by following the instructions on that website. In order to vote on the internet or by telephone you must have a stockholder identification number which is being mailed to you on a Notice Regarding the Availability of Proxy Materials. If you have requested a proxy card by mail, you may vote by signing, voting and returning that proxy card to the address indicated.

You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Properly executed proxies will be voted in accordance with the specifications on the proxy card. A list of stockholders entitled to vote will be available for inspection at our offices, located at 1050 Winter Street, Waltham, Massachusetts, for a period of ten (10) days prior to the Annual Meeting. Executed proxies with no instructions indicated thereon will be voted FOR approval of the matters set forth in this Notice of Annual Meeting of Stockholders.

By Order of the Board of Directors,

Margaret A. Shukur,

Secretary

Waltham, Massachusetts

March 21, 2016

YOUR VOTE IS IMPORTANT, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS THAT YOU RECEIVED IN THE MAIL. YOU MAY ALSO REQUEST A PAPER PROXY CARD AT ANY TIME PRIOR TO APRIL 22, 2016 TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING EXCEPT AS OTHERWISE DISCUSSED IN THE PROXY STATEMENT.

PROXY STATEMENT

March 21, 2016

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Lionbridge Technologies, Inc., a Delaware corporation (“Lionbridge” or the “Company”), for use at the Company’s Annual Meeting of Stockholders to be held on Tuesday, May 3, 2016 (the “Annual Meeting”) at 10:00 A.M., local time, at the Company’s corporate headquarters and principal executive offices at 1050 Winter Street, Waltham, Massachusetts 02451, or at any postponements or adjournments thereof. The purpose of the Annual Meeting is to:

1. Elect three (3) members to our Board of Directors to serve for a three-year term as Class II Directors (the “Class II Directors”);

2. Consider a non-binding “say on pay” vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement; and

3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2016.

This Proxy Statement and form of proxy will be made available to stockholders on or about March 21, 2016.

Only stockholders of record at the close of business on March 8, 2016 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of the Record Date, an aggregate of 63,207,145 shares of common stock, $.01 par value per share (the “Common Stock”), of the Company were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy.

Execution of a proxy will not in any way affect your right as a stockholder to attend the Annual Meeting and vote in person. Any proxy may be revoked by you at any time before its exercise by (1) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Lionbridge Technologies, Inc., 1050 Winter Street, Waltham, Massachusetts 02451, Attention: Corporate Secretary, at or before the taking of the vote at the Annual Meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

For Proposal 1, the election of our Class II directors, each nominee shall be elected as a director if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Any director who fails to receive the required number of votes for re-election is required to submit his resignation to the Board. Our Nominating and Compensation Committee (excluding any director nominee who failed to receive the required number of votes) will promptly consider any such director’s resignation and make a recommendation to the Board as to whether such resignation should be accepted. The Board is required to act on the Nominating and Compensation Committee’s recommendation within 90 days of the certification of the stockholder vote for the Annual Meeting. On all other matters being submitted to stockholders, the affirmative vote of a majority of the outstanding shares of the Company’s Common Stock, in person or represented by proxy, and voting on each such matter is required for approval. An automated system administered by the Company’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. The election of directors (Proposal 1) and the “say on pay” vote (Proposal 2) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to these proposals and those votes will be counted as broker “non-votes.” Broker “non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

The persons named as attorneys-in-fact in the proxies were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted. All shares represented by proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the shares represented by proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting.

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the meeting upon which a vote may properly be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to our Investor Relations department as detailed in our “Stockholder Communications with the Board and the Company” discussion below.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 1, 2016 by:

•	Each director of Lionbridge;

•

Each Executive Officer named in the Summary Compensation Table included in this Proxy Statement (our Chief Executive Officer; Chief Financial Officer; Chief Sales Officer; Senior Vice President and General Manager, Global Translation and Localization (“GLT”); and our Senior Vice President, Global Offerings; and our former Chief Financial Officer) who are our named executive officers (“NEOs”); and

•	All of our directors and Executive Officers as a group.

The mailing address of each person listed on the table is c/o Lionbridge Technologies, Inc., 1050 Winter Street, Waltham, Massachusetts 02451.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Common Stock Outstanding(3)
Rory J. Cowan(4)	4,411,266	6.84%
Edward A. Blechschmidt(5)	157,631	*
Michael G. Dallas(6)	15,099	*
Guy L. de Chazal(7)	329,839	*
Steven R. Fisher(8)	114,310	*
Paul Kavanagh(9)	108,618	*
Jack Noonan(10)	73,161	*
James A. Quella	0	*
Claude P. Sheer(11)	127,631	*
Marc Litz(12)	108,449	*
Marc Osofsky(13)	479,977	*
Paula Shannon(14)	784,192	1.22%
Richard Tobin(15)	294,024	*
Donald M. Muir(16)	309,609	*
All executive officers and directors as a group (14 persons)(17)	7,313,806	11.35%

*	Less than 1% of the outstanding shares of Common Stock.

(1)	The persons identified in the table possess sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below and subject to applicable community property laws.

(2)	The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(3)

Based on 64,456,282 shares of Common Stock outstanding as of March 1, 2016. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares of Common Stock. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 1, 2016 (“Exercisable Options”) are deemed outstanding for computing the percentage ownership of the person holding these options, but are not deemed outstanding for computing the percentage ownership of any other person.

(4)	Includes 343,250 shares deemed to be beneficially owned by Mr. Cowan pursuant to Exercisable Options. Also includes (i) 62,500 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 4, 2017; (ii) 90,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 13, 2017 and 2018; (iii) 144,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on February 4, 2017, 2018 and 2019; (iv) 185,000 shares of Common Stock subjection to restrictions on disposition that lapse ratably on August 4, 2016 and August 4, 2018; (v) 300,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 29, 2017, 2018, 2019 and 2020; and 471,000 shares of Common Stock subject to restrictions on disposition that lapse upon attainment of performance metrics.

(5)	Includes 2,943 shares deemed to be beneficially owned by Mr. Blechschmidt pursuant to Exercisable Options and 72,188 fully vested restricted stock units.

(6)	Includes 10,000 shares deemed to be beneficially owned by Mr. Dallas pursuant to Exercisable Options.

(7)	Includes 32,943 shares deemed to be beneficially owned by Mr. de Chazal pursuant to Exercisable Options.

(8)	Includes 52,943 shares deemed to be beneficially owned by Mr. Fisher pursuant to Exercisable Options.

(9)	Includes 7,943 shares deemed to be beneficially owned by Mr. Kavanagh pursuant to Exercisable Options.

(10)	Includes 32,943, shares deemed to be beneficially owned by Mr. Noonan pursuant to Exercisable Options.

(11)	Includes 17,943 shares deemed to be beneficially owned by Mr. Sheer pursuant to Exercisable Options.

(12)	Includes (i) 2,036 shares of Common Stock subject to restrictions on disposition that lapse ratably on August 13, 2016; (ii) 10,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on July 31, 2016 and 2017; (iii) 7,500 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 13, 2017 and 2018; (iv) 15,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on March 5, 2016, 2017, 2018 and 2019; (v) 65,500 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 29, 2017, 2018, 2019 and 2020; (vi) and 45,500 shares of Common Stock subject to restrictions on disposition that lapse upon attainment of performance metrics.

(13)	Includes 70,000 shares deemed to be beneficially owned by Mr. Osofsky pursuant to Exercisable Options. Also includes (i) 20,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 4, 2017; (ii) 27,500 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 13, 2017 and 2018; (iii) 45,750 shares of Common Stock subject to restrictions on disposition that lapse ratably on February 4, 2017, 2018 and 2019; (iv) 80,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 29, 2017, 2018, 2019 and 2020; and (v) 75,000 shares of Common Stock subject to restrictions on disposition that lapse upon attainment of performance metrics.

(14)

Includes 17,875 shares deemed to be beneficially owned by Ms. Shannon pursuant to Exercisable Options. Also includes (i) 20,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 4, 2017; (ii) 27,500 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 13, 2017 and 2018; (iii) 45,750 shares of Common Stock subject to restrictions on disposition that lapse ratably on February 4, 2017, 2018 and 2019; (iv) 60,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 29, 2017, 2018, 2019 and 2020; and (v) 75,000 shares of Common Stock subject to restrictions on disposition that lapse upon attainment of performance metrics.

(15)	Includes 19,250 shares deemed to be beneficially owned by Mr. Tobin pursuant to Exercisable Options. Also includes (i) 40,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on September 16, 2016 and 2017; (ii) 13,750 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 13, 2017 and 2018; (iii) 70,500 shares of Common Stock subject to restrictions on disposition that lapse ratably on February 4, 2017, 2018 and 2019; (iv) 80,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 29, 2017, 2018, 2019 and 2020; and (v) 85,000 shares of Common Stock subject to restrictions on disposition that lapse upon attainment of performance metrics.

(16)	Includes 11,000 shares deemed to be beneficially owned by Mr. Muir pursuant to Exercisable Options.

(17)	Includes 619,033 shares of Common Stock which the directors and all Executive Officers as a group have the right to acquire pursuant to Exercisable Options. Also includes 1,412,286 shares of Common Stock subject to restrictions on disposition that lapse over time, 72,188 fully vested restricted stock units, and 751,000 shares of Common Stock subject to restrictions on disposition that lapse upon attainment of performance metrics.

Security Ownership of Certain Beneficial Owners

The following table contains information regarding the beneficial ownership of our Common Stock as of March 1, 2016 by stockholders we know to beneficially own more than 5% of our outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Common Stock Outstanding(3)
BlackRock, Inc.(4)	4,332,319	6.72%
55 East 52nd Street
New York, NY 10022
FMR LLC(5)	5,479,875	8.50%
Edward C. Johnson 3rd
82 Devonshire Street
Boston, MA 02109
Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Advisors, LLC, Glenhill Capital Management, LLC and Glenhill Capital Overseas Master Fund LP(6)	8,153,821	12.65%
600 Fifth Avenue, 11th Floor
New York, NY 10020
Glen Capital Partners GP LLC(7)	4,549,488	7.06%
800 South St. Suite 160
Waltham, MA 02453

(1)	The persons identified in the table possess sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below and subject to applicable community property laws.

(2)	The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(3)	Based on 64,456,282 shares of Common Stock outstanding as of March 1, 2016. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares of Common Stock.

(4)	Information obtained from Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on January 26, 2016.

(5)	Information obtained from Schedule 13G/A filed by FMR LLC with the Securities and Exchange Commission on February 12, 2016. FMR LLC has sole voting power with respect to no shares, has shared voting power with respect to no shares and has sole dispositive power over all 5,479,875 shares. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC. The power to vote the shares resides with the funds’ Boards of Trustees.

(6)	Information obtained from Schedule 13G/A filed by Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Advisors, LLC, Glenhill Capital Management, LLC and Glenhill Capital Overseas Master Fund, LP with the Securities and Exchange Commission on January 14, 2016. Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC, and is the sole shareholder of Krevlin Management, Inc. Krevlin Management, Inc. is the managing member of Glenhill Capital Advisors, LLC, which is the investment manager of Glenhill Capital Overseas Master Fund, LP, Glenhill Concentrated Long Master Fund, LLC and Glenhill Long Fund, LP, each (along with Mr. Krevlin) a security holder of Lionbridge. Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC. Glenhill Capital Management, LLC is the managing member of Glenhill Concentrated Long Master Fund, LLC and Glenhill Long GP, LLC, and is sole shareholder of Glenhill Capital Overseas GP, Ltd. Glenhill Capital Overseas GP, Ltd. is the general partner of Glenhill Capital Overseas Master Fund, LP. Glenhill Long GP, LLC is the general partner of Glenhill Long Fund LP. Glenhill Capital Management, LLC has shared voting and dispositive power with respect to 6,551,400 shares and Glenhill Capital Advisors, LLC has shared voting and dispositive power with respect to 7,033,935 shares. Glenhill Capital Overseas Master Fund, LP has shared voting and dispositive power with respect to 4,996,985 shares. Glenhill Capital Advisors, LLC is also the investment manager for certain third party accounts for which shares of Lionbridge are held and managed by one or more of the Reporting Persons for the benefit of such third parties. Such reporting persons of this Schedule 13G/A have dispositive power and share certain voting power with respect to such shares, and receive management fees and performance-related fees in connection therewith. As of January 14, 2016, there were 1,602,421 shares of common stock of Lionbridge held in such third party managed accounts, and the securities reported in the table above include such shares.

(7)

Information obtained from Amendment 1 to Schedule 13D filed by Glen Capital Partners GP LLC with the Securities and Exchange Commission on November 24, 2015 and from Amendment 1 to Schedule 13D filed by Leon Cooperman (with a mailing address c/o Alan M. Stark, 411 N. New River Drive E. #2201, Fort Lauderdale, FL 33301) with the Securities and Exchange Commission on November 24, 2015. Mr. Cooperman beneficially owns 4,549,488 shares and has sole dispositive power with respect to 713,469 shares. Mr. Cooperman has granted Glen Capital Partners LLC an irrevocable proxy with respect to the voting of shares owned by him pursuant to an irremovable proxy and voting agreement with a term that runs until the first date as of which no member of the Glen Capital Group (as defined in the irrevocable proxy and voting agreement) or their respective nominees, if any, owns of record any shares of Lionbridge or other securities of the Company. Each of Glen Capital Partners Focus Fund, L.P. (the “Fund”) and Glen Capital Partners LP (the “General Partner”) beneficially own 4,549,488 shares and each has shared voting and dispositive power with respect to 3,647,309 shares. Glen Capital Partners LLC (the “Manager”), the adviser to the Fund and as a result of its irrevocable proxy with respect to shares owned by Leon Cooperman, beneficially owns 4,549,488 shares, and has shared voting power with respect to 4,360,778 shares and shared dispositive power with respect to 3,647,309 shares. Gregory L. Summe, the sole member of the Manager and the General Partner, and as a result of shares held by members of Mr. Summe’s family where he shares voting and investment control, beneficially owns 4,549,488 shares, and has shared voting power with respect to 4,549,488 shares (including those held by his family) and shared dispositive power with respect to 3,836,019 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and holders of more than 10% of the Company’s Common Stock (collectively, the “Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based solely on a review of the forms and written representations received by the Company pursuant to Section 16(a) of the Exchange Act, the Company believes that during the period January 1, 2015 through December 31, 2015, the Reporting Persons complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

Election of Directors

Our Board of Directors currently consists of nine members and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. We currently anticipate that the directors in Class III (“Class III Directors”) will be nominees for election to three-year terms at the 2017 Annual Meeting of Stockholders and the directors in Class I (“Class I Directors”) will be nominees for election to three-year terms at the 2018 Annual Meeting of Stockholders.

The present term of office for the directors in Class II (“Class II Directors”) expires at the 2016 Annual Meeting. Guy de Chazal, Edward A. Blechschmidt and James A. Quella are each Class II Directors. Messrs. de Chazal and Blechschmidt were each most recently re-elected by the stockholders in 2013, and Mr. Quella was elected as a Class II Director by the Board of Directors in November 2015. Messrs. de Chazal, Blechschmidt, and Quella are each nominees for re-election to a three-year term as a Class II Director. If re-elected, each Class II Director nominee will be elected for a three-year term and until his successor has been duly elected and qualified, or until his earlier resignation or removal.

Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee will be voted (unless one or more nominees is unable or unwilling to serve) FOR the election of the nominees for Class II Director. Each of the nominees has indicated his willingness to serve, if elected. Our Board of Directors knows of no reason why any nominee should be unable or unwilling to serve.

Director Qualifications

The following paragraphs provide information as of the date of this Proxy Statement about each nominee and each of our directors. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s and each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we believe that all of our director nominees have a reputation for integrity, honesty, candor and adherence to high ethical standards. They each have demonstrated business acumen and insight and an ability to exercise sound judgment, as well as a commitment of service to Lionbridge and our Board. Finally, we value their significant experience with other enterprises, industries and governments, and on other boards of directors and board committees.

Information about the number of shares of Common Stock beneficially owned by each director appears above under the heading “Security Ownership of Management.” See also “Certain Relationships and Related Transactions.” There are no family relationships among any of the directors and executive officers of Lionbridge.

Directors and Nominees

The following table presents information about each of Lionbridge’s directors (including nominees for election or re-election) as of March 1, 2016.

Name	Age	Position
Rory J. Cowan	63	Chairman of the Board, Chief Executive Officer, President and Class III Director
Edward A. Blechschmidt	63	Class II Director*
Michael G. Dallas	47	Class III Director
Guy L. de Chazal	68	Class II Director*
Steven R. Fisher	45	Class I Director
Paul Kavanagh	74	Class III Director
James A. Quella	65	Class II Director*
Claude Sheer	65	Class I Director
Jack Noonan	68	Class I Director

*	Indicates a nominee

Rory J. Cowan founded Lionbridge in September 1996. Mr. Cowan served as Chairman and Chief Executive Officer of Stream International, Inc., a software and services provider, from May 1995 to June 1996. Mr. Cowan was also the Chief Executive Officer of Interleaf, Inc., a developer and marketer of software products, from October 1996 to January 1997. He was an Executive Vice President of R.R. Donnelley & Sons, a provider of commercial print and print-related services, from January 1991 to June 1996. Mr. Cowan is a director of LoJack Corporation, a provider of technology and services for the tracking and recovery of mobile assets and people, where he serves as lead director and Chairman of the Board. He also serves as a director of Costar Technologies Inc., a developer, designer and distributor of a range of video surveillance solutions for security and safety applications for retail, commercial and industrial clients. As the only management representative on the Board and as founder of Lionbridge, Mr. Cowan provides a singular perspective in board discussions about the business and strategic direction of the Company, drawing upon his involvement on a daily basis in all aspects of the management of the Company. Mr. Cowan has extensive experience in the industry and in all aspects of the Company’s global business. Moreover, Mr. Cowan has held senior executive positions with R.R. Donnelley and Interleaf, and currently serves as a director of two publicly-traded companies in addition to Lionbridge, providing him with additional business, corporate governance and strategic insights of benefit to the Lionbridge Board.

Edward A. Blechschmidt was elected a director of Lionbridge in February 2003 and is a nominee for re-election as a Class II Director this year. Mr. Blechschmidt served as Chief Executive Officer of Novelis, Inc., a producer of rolled aluminum products, from December 2006 through May 2007. He previously served as Chairman, Chief Executive Officer and President of Gentiva Health Services, a provider of specialty pharmaceutical and home health services, from March 2000 until June 2002. From March 1999 to March 2000, Mr. Blechschmidt served as chief executive officer and a director of Olsten Corporation. He served as president of Olsten Corporation from October 1998 to March 1999. He also served as president and chief executive officer of Siemens Nixdorf Americas and Siemens’ Pyramid Technology from July 1996 to October 1998. Prior to Siemens, he spent more than 20 years with Unisys Corp., including serving as its chief financial officer. Mr. Blechschmidt currently serves as a director of VWR International, LLC. In the past five years, he has also served as a director of Diamond Foods, Inc., HealthSouth Corporation and Columbia Laboratories, Inc. Mr. Blechschmidt has extensive experience in matters of finance, corporate governance and strategy and senior leadership relevant to public companies. He is also a National Association of Corporate Directors (NACD) Board Leadership Fellow. Mr. Blechschmidt’s background as former Chief Financial Officer of Unisys and Chief Executive Officer of Gentiva Health Services and Novelis, Inc., and his financial experience on other public audit committees provide a strong financial and corporate governance foundation for the Board.

Michael G. Dallas has been a director of Lionbridge since October 2014. Mr. Dallas is Senior Vice President of Human Resources, Global Operations for Hewlett-Packard Enterprise, a provider of global business and information technology services. Mr. Dallas has held a number of diverse leadership positions at HP since joining HP in 1996, including lead Business HR Partner for HP’s Enterprise Business Group, Global Total Rewards, Sales Compensation and Sales Operations. Mr. Dallas brings particular expertise and experience in utilization, planning and integration of resources in connection with strategic corporate acquisitions or other transformations. His experience with organizational design, integration planning, global human capital management and the information technology industry generally provide a valuable perspective to Lionbridge and the Board in these areas.

Guy L. de Chazal has been a director of Lionbridge since February 1998 and has been the Company’s Lead Independent Director since 2008. He is a nominee for reelection as a Class II Director this year. Mr. de Chazal, who is currently retired, was with Morgan Stanley, a financial services firm providing securities, asset management and credit services, from 1986 until 2007, most recently as a Managing Director of Morgan Stanley & Co. Incorporated and individual managing member of various Morgan Stanley Venture Partners Funds. As the Lead Independent Director, Mr. de Chazal brings proven business leadership and corporate development expertise to the Board. His many years of experience as a managing director of Morgan Stanley and his leadership of its venture capital group have given him keen insight into investments in emerging technologies and management of operational and strategic transitions associated with technology investments in companies at various stages of growth. Moreover, his deep knowledge of the Company and its evolution since its founding has contributed greatly to Board deliberations and strategic discussions.

Steven R. Fisher has been a director of Lionbridge since March 2009. Since 2015, he has served as the chief executive officer of Novelis Inc., a supplier of rolled aluminum products and owned by the Aditya Birla Group. Mr. Fisher served as Novelis’s vice president of strategic planning and corporate development from 2006 to 2007. He served as Novelis’ chief financial officer and senior vice president from 2007 until his 2015 appointment as its chief executive officer. Prior to joining Novelis, Mr. Fisher spent 13 years consulting with, or as part of the management team of, various energy companies. Most recently, he served as vice president and controller for TXU Energy, the non-regulated subsidiary of TXU Corp, a Texas-based energy company. Mr. Fisher is an audit committee financial expert, who concurrently serves as Chief Financial Officer of an international manufacturing company, and has deep experience with international corporate finance, treasury, foreign currency and cash management matters. In those capacities, he has added a valuable perspective to the Board and the Audit Committee deliberations. Moreover, Mr. Fisher’s experience as CFO of a company with global operations including a strong operational and management presence in India, as well as a sophisticated corporate financial structure, has allowed him to provide constructive and practical counsel to the Company and the Board in these areas.

Paul Kavanagh has been a director of Lionbridge since December 1996. Mr. Kavanagh, who is currently retired, has served as an industry consultant since January 1998. Mr. Kavanagh served as President Europe, Middle East and Africa of Stream International, Inc., a software and services company, from August 1995 to January 1998. From April 1992 to August 1995, Mr. Kavanagh was Managing Director Europe, Middle East and

Africa of R.R. Donnelley & Sons. Mr. Kavanagh is retired President of Modus Media Europe, a software company specializing in supply chain management. Mr. Kavanagh has over a decade of experience on Lionbridge’s Board and a lifetime of experience in the localization industry. Moreover, Mr. Kavanagh, a former member of the Irish Senate, has served on several governmental bodies in Europe, and has shared his insights and understanding of the European business and economic climate with the Board. Mr. Kavanagh’s current and past experience with many of the industries served by the Company, as well as with emerging e-commerce businesses, has contributed to the scope and depth of the Board’s deliberations.

Jack Noonan has been a director of Lionbridge since April 2010. Mr. Noonan served as chairman, president and chief executive officer of SPSS Inc., a software company in predictive analytics, from 1992 through the acquisition of SPSS Inc. by International Business Machines Corporation in 2009. Mr. Noonan also serves as a director of Morningstar, Inc., a provider of independent investment research and Fleetmatics Ltd., a global provider of fleet management solutions for small and medium-sized businesses delivered as Software-as-a-Service (“SaaS”). Mr. Noonan provides extensive experience and leadership in strategic marketing, sales and global software product development and deployment to the Board as Lionbridge continues the commercialization of its Software-as-a–Service (“SaaS”) offerings.

James Quella has been a director of Lionbridge since November 2015 and is a nominee for reelection as a Class II Director this year. Mr. Quella has been a Senior Advisor at The Blackstone Group in the Private Equity Group since July 2013. Prior to his role as Senior Advisor, Mr. Quella was a Senior Managing Director, Operating Partner and co-head of the Portfolio Operations Group at Blackstone in the Private Equity Group from 2004 to 2013. Prior to joining Blackstone, Mr. Quella was a managing director and senior operating partner with DLJ Merchant Banking Partners—CSFB Private Equity from 2000 to 2004. Prior to that, Mr. Quella worked at Mercer Management Consulting and Strategic Planning Associates and served as Vice- Chairman and co-head of the firm. Mr. Quella serves as a director of Catalent Pharma Solutions, Inc., DJO Global, Inc., and Michaels Stores, Inc. Mr. Quella’s financial expertise and experience with growing international businesses, will be an asset to the Board as it implements Lionbridge’s long-term strategic initiatives of growth.

Claude P. Sheer has been a director of Lionbridge since March 1999. Mr. Sheer is the Founder and Executive Chairman of Vizsafe, Inc., a cloud based platform for security, risk mitigation and maintenance of sports and entertainment venues and transportation facilities. Mr. Sheer was previously Chief Executive Officer of Vault, a web-based resource for career management and job search information, and of Fetch Enterprises and FetchDog.com, an online community and marketplace, and has served as an industry analyst and consultant since April 1999. He is also a partner of Barn Ventures LLC, an entity that assists internet businesses with fundraising activities. Mr. Sheer served as Senior Advisor to and Chief Internet Strategist of Ziff Davis, a media and publishing company, from November 1998 through April 1999. From 1980 to November 1998, Mr. Sheer served in a number of executive roles for Ziff Davis, including President, ZD Publishing; President, U.S. Publications; and President, Business Media Group. Mr. Sheer’s many accomplishments in internet commerce and strategy have provided a valuable perspective to the Board. In addition, his operating and director experiences with Ziff Davis and emerging companies, as well as expertise in marketing, product development and social media, have provided visionary insight and direction to the Lionbridge Board.

The Board recommends a vote FOR the election of Messrs. Blechschmidt, de Chazal and Quella.

MANAGEMENT

Executive Officers

The following table presents information about each of Lionbridge’s Executive Officers as of March 1, 2016.

Name	Age	Position
Rory J. Cowan(1)	63	Chairman of the Board, Chief Executive Officer, President and Class III Director
Marc Litz	39	Chief Financial Officer and Senior Vice President
Marc Osofsky	46	Senior Vice President, Global Offerings
Paula Barbary Shannon	55	Chief Sales Officer and Senior Vice President
Richard Tobin	44	Senior Vice President and General Manager, Global Language and Translation (GLT)

(1)	Mr. Cowan’s qualifications appear on page 9 under “Directors and Nominees.”

Marc Litz joined Lionbridge in August 2012. Mr. Litz has served as Senior Vice President Finance and Chief Financial Officer since November 2015. He served as Vice President, Finance and Corporate Controller of the Company from August 2012 to November 2015. Before joining the Company, Mr. Litz served as Director of Finance and Assistant Corporate Controller for Sapient Corporation, a marketing and consulting company, from June 2006 through August 2012.

Marc Osofsky joined Lionbridge in January 2011 as Senior Vice President of Marketing, and during 2014, was named Senior Vice President of Global Offerings. Mr. Osofsky served as Vice President of Marketing & Product Management for Optaros, a venture-backed, e-commerce solution company, from February 2007 to December 2010, and as Vice President Marketing, Product Management & Business Development for OATSystems (acquired by Checkpoint Systems), a venture-backed RFID software company, from June 2004 to January 2007 and as Vice President Marketing, Product Management & Business Development for Frictionless Commerce (acquired by SAP), a venture-backed sourcing software company from January 2000 to June 2004. Mr. Osofsky began his career at McKinsey.

Paula Barbary Shannon joined Lionbridge in November 1999. Ms. Shannon served as Chief Sales and Chief Marketing Officer of Alpnet, Inc, a localization company, from March 1996 to October 1999, and held a number of positions of increasing responsibility in the U.S., Canada and other international locations with Berlitz International, Inc, a translation, localization and interpretation services company, from 1986 to 1996.

Richard Tobin joined Lionbridge in September 2013 as Senior Vice President, Global Language and Translation. Mr. Tobin served as Senior Vice President of Operations for DigitasLBi, a global marketing and technology agency and member of the Publicis Groupe from October 2000 to September 2013 and held a variety of positions in finance and operations at Digitas, Reed Business Information, a global data, publishing and marketing company and Converse, a global shoe and apparel company.

CORPORATE GOVERNANCE

Corporate Governance and Ethics Principles

We are committed to having sound corporate governance principles and have adopted Corporate Governance Guidelines and a Code of Ethics (referred to as the Code of Business Conduct) that applies to all of our directors and employees, including our principal executive officer and our principal financial officer. We have also adopted a Supplier Code of Conduct that applies to all of our suppliers of products and services. The Corporate Governance Guidelines, the Code of Ethics and the Supplier Code of Conduct are available on Lionbridge’s web site at http://www.lionbridge.com/corporate-governance . We intend to disclose amendments to or waivers, if any, from any provision of the Code of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our web site.

Majority Voting in Elections for Directors

In 2015, our Board of Directors approved amendments to the Lionbridge Amended and Restated Bylaws to provide for majority voting in uncontested elections of directors. This change is effective for the election of the Class II Directors as set forth in this Proxy Statement and replaces the plurality standard formerly in place.

Board Leadership Structure

Since the Company’s founding in 1996, Rory J. Cowan, our founder, has held the positions of Chief Executive Officer and Chairman of the Board. In April 2008, the Board formally designated a Lead Independent Director to work with the Chairman in connection with Board leadership and governance matters and elected Guy de Chazal to serve in that capacity.

The independent members of our Board have periodically reviewed this leadership structure and have determined that the Company and our stockholders are well served with this structure, given the Company’s strong corporate governance framework and due to the involvement and role of the Lead Independent Director. The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. In conjunction with the Lead Independent Director, the Chairman of the Board sets the Board agendas with Board and management input, facilitates communication among directors, works with the Lead Independent Director to provide an appropriate information flow to the Board and presides at meetings of the Board of Directors and stockholders. The Lead Independent Director works with the Chairman of the Board and Chief Executive Officer and other Board members to provide strong, independent oversight of the Company’s management and affairs. Among other things, the Lead Independent Director approves Board meeting agendas, serves as the principal liaison between the Chairman of the Board and the independent directors and chairs an executive session of the non-employee directors at each regularly scheduled Board meeting. While serving as Lead Independent Director, Mr. de Chazal has overseen the implementation of governance practices that encourage engaged and constructive involvement by members of our Board. His leadership fosters a culture of open discussion and deliberation, with a thoughtful evaluation of risk, to support sound decision-making. He has spearheaded the development of processes and procedures to ensure a complete flow of information to the Board and thorough deliberation by the Board of critical matters. He encourages communication among the directors, and between management and the Board, to facilitate productive working relationships. Working with the Chairman and other members of the Board, the Lead Independent Director also ensures there is an appropriate balance and focus among key board responsibilities such as strategic development; long-term planning; review of operations; risk oversight; and management succession planning.

Term Limits and Retirement from the Board

In 2012, the Board approved a policy requiring directors to retire from the Board when they reach the age of 70. A director elected to the Board prior to his or her 70th birthday may complete the term of service but may not stand for re-election or nomination. On recommendation of the Nominating and Compensation Committee, the Board may waive this requirement as to any director if it deems such waiver to be in the best interests of the Company.

Board Structure and Independence; Meetings of the Board; Committees of the Board

Our Board of Directors has an Audit Committee and a Nominating and Compensation Committee, both of which are comprised solely of independent directors. The Board has determined that each of the directors, with the exception of Mr. Cowan, who serves as Chief Executive Officer of the Company, is independent within the meaning of the director independence standards of The NASDAQ Stock Market LLC (the “NASDAQ Standards”). Given the size of our Board and its comprehensive manner of engagement, it is our view that corporate governance is best addressed by the Board as a whole. Consideration of governance matters is led by the Lead Independent Director and, as appropriate, involves solely the independent directors. From time to time, the Board establishes additional committees for a limited or short-term purpose.

The Board periodically reviews it structure and has concluded that given the current size, vulnerability and status of the Company as a “micro-cap” with high stock price volatility, it is in the stockholders’ best interest to retain the classified board structure.

Our Audit Committee selects the independent auditors to be employed by the Company and reviews generally the audit plans and the results thereof. The Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors, and the performance of our internal audit function and our independent auditors. The Audit Committee has the authority to engage any independent legal, accounting and other advisors that it deems necessary to carry out its responsibilities.

All of the members of the Audit Committee—Messrs. Blechschmidt, Fisher and Noonan—are independent within the meaning of the Lionbridge Independent Director Standards, the NASDAQ Standards, and the SEC’s director independence standards (the “SEC Standards”) for audit committee members, including Rule 10A-3(b)(1) under the Exchange Act. Each member of the Audit Committee is financially sophisticated, as required by the NASDAQ Standards. The Board has determined in accordance with the rules of the Securities and Exchange Commission that each of Mr. Fisher, who has served as Chairman of the Audit Committee since August 2011, and Mr. Blechschmidt, is an audit committee financial expert. The Audit Committee Charter is available free of charge through Lionbridge’s web site at http://www.lionbridge.com/corporate-governance/audit-committee-charter .

Our Nominating and Compensation Committee has responsibility for the review and administration of our compensation and equity plans, including Lionbridge’s 2011 Stock Incentive Plan, Amended and Restated (the “2011 Stock Incentive Plan”), for approving salaries and other incentive compensation for our officers and executives, and for preparing the annual report on executive compensation required to be included in our proxy statement. In addition, the Nominating and Compensation Committee has responsibility for recommending nominees for election as directors of the Company and for review of related Board development issues including succession planning and evaluation. The Nominating and Compensation Committee has the sole authority to engage and terminate any independent legal, accounting or other advisors it deems necessary or appropriate to carry out its responsibilities. The Committee did not elect to engage any independent legal, accounting or other advisor during 2015 other than its independent compensation consultant, W.T. Haigh & Company., as described in the Compensation Discussion and Analysis section.

Messrs. Dallas de Chazal, Kavanagh, and Sheer served on the Nominating and Compensation Committee in 2015, and Mr. Quella joined the Committee in November 2015 upon his election to the Board. Each member of the Committee is independent within the meaning of Lionbridge’s Independent Director Standards, and the NASDAQ Standards and the SEC Standards for nominating and compensation committee members. Mr. Sheer serves as Chairman of the Nominating and Compensation Committee. The Committee seeks input from other Board Members and senior management to identify and evaluate nominees for directors. The Nominating and Compensation Committee Charter is available free of charge through Lionbridge’s web site at http://www.lionbridge.com/corporate-governance/compensation-and-nominating-committee-charter . Lionbridge’s independent directors meet in executive session at each Board meeting.

During 2015, the Board of Directors met eight times, the Audit Committee met five times (including meetings to review the Annual Report on Form 10-K for the year ended December 31, 2014) and the Nominating and Compensation Committee met three times. All directors attended more than 75% of the total number of meetings of the Board and the committees on which they serve.

We do not formally require directors to attend the Company’s Annual Meeting of Stockholders but all directors are welcome to do so. Mr. Cowan, the Chairman and Chief Executive Officer of the Company and a director, attended the 2015 Annual Meeting of Stockholders.

The Board’s Role in Risk Oversight

The Board views its role in maintaining an effective and comprehensive risk oversight process as one of its most critical responsibilities. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management of areas related to the material risks facing the Company, including operational, financial, legal, strategic, governance, business management, technology, security, competitive and critical enterprise risks. At each Board meeting, the Lead Independent Director leads a review of key identified risks related to the business, which include the challenges of acquiring and integrating companies, the competitive landscape, the complexities of international operations, technology development, statutory and regulatory changes (particularly related to taxes and employment), customer concentration and foreign currency exchange rate fluctuations, among others, and a discussion of the effectiveness and appropriateness of risk mitigation activities relative to these identified risks and strategic goals. The full Board (or the appropriate Committee, when the Board has delegated oversight responsibilities to the purview of a particular Committee) receives these reports as part of its regular communications with the Chief Executive Officer and senior management, allowing it to monitor the Company’s risk identification, risk management and risk mitigation strategies. As part of their charters, the Audit Committee is charged with financial risk oversight and risk management and the Nominating and Compensation Committee is charged with compensation risk oversight.

Compensation Committee Interlocks and Insider Participation

Messrs. Dallas, de Chazal, Kavanagh, Quella and Sheer comprised the Nominating and Compensation Committee for fiscal year 2015, with Mr. Quella joining the Committee in November 2015 upon his election as a director. Mr. Sheer served as its Chairman. No member of our Nominating and Compensation Committee was at any time during the past year an officer or employee of Lionbridge or any of its subsidiaries, was formerly an officer of Lionbridge or any of its subsidiaries, nor had any relationship with Lionbridge requiring disclosure herein.

No executive officer of Lionbridge served as a member of a compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on Lionbridge’s Nominating and Compensation Committee. None of our executive officers served as a director of another corporation, one of whose executives served on the Nominating and Compensation Committee. None of our executive officers served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as a director of Lionbridge. In accordance with the Company’s Policy on Insider Trading, all directors and employees are prohibited from hedging any shares of Lionbridge stock.

Consideration of Candidates for Director

As noted above, our Nominating and Compensation Committee has responsibility for recommending nominees for election as directors of the Company. Any stockholder may submit recommendations of candidates for election as directors for consideration by the Nominating and Compensation Committee in writing to the Secretary at the executive offices of Lionbridge. Stockholder recommendations must generally be submitted no later than the close of business on the 90 th day or no earlier than the close of business on the 120 th day prior to the first anniversary of the preceding year’s annual meeting. Such recommendations must clearly indicate the candidate’s qualifications for service as a director and that such candidate’s qualifications meet or exceed the criteria for service as a director set forth in the Nominating and Compensation Committee Charter and Lionbridge’s Corporate Governance Guidelines. In particular, any candidate for consideration must have the following qualities or qualifications:

•	Be an individual of the highest character and integrity;

•	Be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•

Be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board committee member (including developing and maintaining sufficient knowledge of the Company and its industry);

•

Have broad experience in the industries which comprise the Company’s customer base, including the financial services, life sciences, industrial or information technologies industries. or in the information technologies services industry;

•	Have the ability to provide insights and practical wisdom based on his or her experience and expertise; and

•	Have a commitment to enhancing stockholder value.

The Board of Directors has also identified specific strategic and technical expertise and experience it values in current and prospective Board members. These specific strategic competencies include current or recent experience as a chief executive or other “C-Level” officer, public company experience as a director or officer, digital media experience, international business experience, international finance experience, international human capital management expertise, and experience with cloud-based technology development and marketing, and generally, with internet-based commerce, business and marketing.

In 2015, the Board targeted and recruited a new director with expertise in financing and international business operations, a competency identified as a top priority, and in November 2015, welcomed Mr. Quella as a director. Mr. Quella brings to the Board sophisticated financial and operational expertise. The Board believes that the skills and experience represented among current Board members and as described in greater detail in the “Directors” section of this proxy statement, reflect a full complement of the strategic, technical and practical expertise and experience required to serve the interests of the Company and its stockholders.

Steven Fisher, a director of the Company and Chairman of our Audit Committee, has announced his decision to resign from the Board due to his duties as Chief Executive Officer of Novelis, effective July 18, 2016. The Board targeted and recruited a candidate with global financial experience as well as meeting the other attributes identified by the Board and described above. The Board has elected Susan Kantor as a Class I Director and member of the Audit Committee, with effect on July 18, 2016 upon the effective date of Mr. Fisher’s resignation and following Ms. Kantor’s retirement from her position as a National Advisory Partner at PricewaterhouseCoopers LLP on June 30, 2016, a position she has held since 2011. Ms. Kantor will assume her responsibilities as a director concurrent with her election on July 18, 2016. Ms. Kantor was previously the Chief Financial and Administrator Officer and a Director of PRTM Management Consultants, Inc. from 1998 to 2011. Ms. Kantor has extensive experience leading, growing and advising global enterprises, as well as corporate governance, strategic, financial and operational expertise. In particular, she brings to Lionbridge strong experience in global financial and tax matters, including transfer pricing, international cash management and regulatory compliance. Ms. Kantor qualifies as a “financial expert” and will serve on the Board’s Audit Committee. Mr. Blechschmidt, a director who currently serves on the Audit Committee, will become Chairman of the Audit Committee in July concurrent with Mr. Fisher’s resignation.

As described in its Charter, the Nominating and Compensation Committee meets periodically to evaluate each new director candidate and each incumbent director before recommending that the Board nominate or re-nominate such individual for election or reelection as a director. The Nominating and Compensation Committee bases its decision whether to recommend a nominee to the Board of Directors on the extent to which such individual meets the criteria described above and any additional criteria that may have been established by the Committee. The Committee seeks nominees with a broad diversity of experience (including experience as a director of Lionbridge), professions, skills, geographic representation and backgrounds although Lionbridge does not have a formal diversity policy. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Lionbridge believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The Committee is authorized to engage third parties, such as a director search firm, to aid in the identification of director candidates meeting the Committee’s criteria. In addition, the bylaws of the Company permit stockholders to nominate directors for consideration at an annual meeting of stockholders.

In February 2016, the Committee determined that each of Messrs. Blechschmidt, de Chazal and Quella met the identified criteria for nomination for an additional term as a director of Lionbridge, and recommended to the full Board of Directors their re-election as Class II Directors of the Company. In particular, the Committee took note of Mr. Blechschmidt’s global financial expertise, Mr.de Chazal’s deep knowledge of the industry, the financial markets and strategic planning and Mr. Quella’s experience in global outsourcing and financing. The Board concurred with the recommendation of the Committee and unanimously nominated each of Messrs. Blechschmidt, de Chazal and Quella for re-election.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement explains how the Nominating and Compensation Committee of our Board of Directors oversees our executive compensation programs and discusses the compensation earned by our Named Executive Officer (“NEO”) group as presented in the “Executive Compensation” section of this Proxy Statement which follows CD&A.

Our NEO group for 2015 is comprised of the following senior leaders:

•	Rory Cowan, our CEO;

•	Marc Litz, our CFO beginning in November 2015 following the retirement of Donald Muir as CFO;

•	Marc Osofsky, our Senior Vice President of Global Offerings (“GO”);

•	Paula Shannon, our Chief Sales Officer (“CSO”); and

•	Richard Tobin, our Senior Vice President and General Manager of Global Language and Translation (“GLT”).

Donald M. Muir, who served as our CFO until his retirement on November 6, 2015, is also in our NEO group.

CD&A is composed of four sections:

•	Executive Summary—Highlights of compensation for our NEOs.

•	Stockholder Engagement and “Say on Pay”—a discussion of the 2015 “say on pay” results.

•	2015 Compensation of our NEOs—Details on our executive compensation programs and the individual compensation of our NEOs.

•	Other Aspects of our Compensation Programs—A discussion of our compensation framework, our use of peer group data, and other policies and processes related to our executive compensation programs.

I. EXECUTIVE SUMMARY

Lionbridge’s executive compensation programs in 2015 emphasize the achievement of revenue, profitability and strategic goals. These programs provide balanced mix of cash and stock variable compensation, and a competitive base salary. A large portion of total compensation is tied to the achievement of performance goals based on financial, operational and strategic metrics established by the Committee. The three components of our programs are:

•	Base Salary

•	Cash-based Incentive Compensation through the Lionbridge Management Incentive Plan (“MIP”) which established revenue, profitability, product line and personal performance metrics for each NEO; and

•	Long-Term Equity-based Compensation grants of time-based restricted stock and stock options and performance-based restricted stock (“LTIP”)

2015 Company Performance and Pay for Performance:

In assessing 2015 performance, the Committee noted the Company’s significant progress toward many of its business and financial goals under the leadership of Mr. Cowan, the Company’s CEO, including:

•	Business Achievements:

•

Expanding its vertical market strategy, most notably by establishing and growing relationships with clients in the manufacturing, financial services, legal, automotive, aerospace and life sciences industries. Revenue from life sciences, manufacturing and automotive verticals each grew more than 10% year-on-year.

•

Growing and implementing new online sales and delivery channels, including scaling Lionbridge onDemand™, a new, online revenue and delivery channel. In only its second year of operation, Lionbridge onDemand delivered projects for 665 clients in 2015 and grew revenue more than 60% year-on-year to approximately $6 million.

•

Scaling global marketing services aimed at helping global marketing executives manage and optimize digital marketing campaigns in international markets. Revenue from its global marketing services grew approximately 14% year-on-year and accounted for approximately $85 million of the Company’s revenue in 2015.

•	Adjusting Lionbridge’s cost structure to achieve acquisition synergies and optimize our global infrastructure for efficiency. During 2015, Lionbridge successfully integrated CLS

Communication, a market-leader in translation solutions to clients in the financial services, industrial and public sector end markets. Lionbridge acquired CLS Communication in January 2015 and has now completed the majority of its planned integration and cost synergies related to the business combination. In late 2015, Lionbridge added expertise in the legal vertical with the acquisition of Geotext, a niche provider of translation services to law firms and corporations.

•	Financial Achievements:

•

Fifth consecutive year of positive GAAP net earnings, achieving approximately $14.2 million or $0.23 a share in 2015, and non-GAAP earnings of approximately $39.1 million or $0.63 a share; adjusted EBITDA of $48.6 million.

•	Generating approximately $21.3 million in cash flow from operations, an increase of approximately $0.9 million from 2014.

•

Ending the year with a strong cash position of $27.8 million at year end, after two strategic funding acquisitions, infrastructure investments, and executing approximately $7.4 million to repurchase 1.4 million shares of stock.

The Committee determined that in 2015 Lionbridge made sustained progress toward many of its long-term strategic, operational and financial goals. However, as the Committee established high targets for full payout of performance-based compensation in 2015, no NEO fully attained all of such targets set by the Committee for full attainment of 2015 variable compensation.

As a result:

•

No NEO received a full payout under the MIP cash incentive plan for 2015 performance, and approximately 6% of long-term incentive stock was forfeited. MIP payouts were between 66% and 78% of target compensation, reflecting less than full attainment of revenue, profitability and individual metrics for each NEO in 2015.

•	No increases to 2015 base salary were made except in the case of assumption of additional duties and responsibilities by one NEO.

•	No increases to target bonus opportunity under the 2015 MIP were made for any NEO.

Stockholder Engagement and the 2015 “Say on Pay” Vote:

86% of the Company’s stockholders indicated approval of Lionbridge’s 2014 executive compensation programs in the 2015 “Say on Pay” vote. The Committee noted that this indicated continued approval of the Company’s executive compensation practices, but recognized that support was less strong than in 2014, when over 95% of the Company’s stockholders indicated approval. The Committee undertook the following initiatives to ensure that its executive compensation programs appropriately aligned its executives with the Company’s shareholders, were consistent with its peer group, and fostered a culture of accountability and achievement:

•

Engagement of an independent compensation consultant to review its executive compensation practices, including the mix of variable to fixed compensation, performance metrics and thresholds and peer group composition.

•	Detailed consideration of the views of stockholders based on stockholder engagement activities conducted by the Board and management.

•	Adding the perspective of new Board members to the Committee.

During 2015, the Committee also welcomed two new members, Michael Dallas and James Quella. Messrs. Dallas and Quella offered additional perspectives on executive compensation which informed the Committee as it assessed 2015 performance and established 2016 compensation for the NEO group.

Based on the Committee’s deliberations and analysis, including the report of its independent consultant, the Committee has enhanced its executive compensation programs for 2016 by

•	Increasing the portion of total compensation that is based on achievement of long-term performance metrics.

•	Raising the threshold for minimum payout of cash incentive compensation under the MIP.

•	Realigning Lionbridge’s peer group companies.

•	Ensuring that total target compensation of each NEO continues to be aligned with Company’s peer group companies.

Sound Program Design that Emphasized Performance:

The Committee has determined that the overall design of Lionbridge’s executive compensation programs is sound and provides and appropriate mix of cash and equity based compensation that rewards attainment of performance goals. At the same time, our programs emphasize accountability and results and do not reward achievement below agreed-upon performance metrics. The Committee does not establish performance metrics with the expectation that these will easily be achieved; rather, it views these metrics as a meaningful incentive and “stretch” goals for senior managers to strive for exceptional performance. When performance metrics are not fully achieved, as was the case in 2015, NEOs forfeit a portion of their performance-based cash or equity compensation.

II. STOCKHOLDER ENGAGEMENT AND ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our stockholders have consistently approved our executive compensation through their advisory votes. In each year since we provided our stockholders with the opportunity to cast this advisory vote, our stockholders have voted in support of our NEO compensation. While these votes were not binding on the Company or our Board of Directors, the results were considered by the Nominating and Compensation Committee when reviewing and assessing executive compensation.

The Committee has noted that support of our executive compensation programs by our stockholders had declined in 2015 from stronger support in prior years, from 95% in 2014 to 86% in 2015. As a result, the Committee conducted a review and assessment of its executive compensation program for 2016 to ensure that it properly rewards the achievement of defined performance and strategic objectives. The Committee engaged an independent compensation consultant, WT Haigh & Company, to assist in this assessment.

Based on these recommendations, the Committee has implemented changes to its executive compensation program for 2016, including:

•

Raising the thresholds for payouts under the Management Incentive Plan (MIP) from 85% of the revenue target to 87.5% of the revenue target, and from 70% of the profitability target to 80% of the profitability target.

•	Granting a greater portion of restricted shares in the form of performance awards. Performance awards (LTIPs) are now approximately 44% rather than 24% of restricted share grants.

•

Changing the Peer Group used for 2016 compensation decisions to better align with Lionbridge’s industry, revenue and profitability profile, employee base, mix of U.S. and non-U.S. operations and market capitalization, including removal of larger companies from the peer group.

•	Not increasing the base salary of any NEO, except where such NEO has assumed additional responsibilities; no increases to the target bonus opportunity under the MIP for any NEO.

In 2015, we have added two new directors as members of our Compensation and Nominating Committee. Mr. Dallas and Mr. Quella each bring a fresh perspective on executive compensation matters and complement the skills and experience of existing Committee members. As a result, the Committee’s deliberations and design of executive compensation programs that reward attainment of long-term performance metrics have been enhanced. The Committee has also continued its practice of considering stockholder feedback on compensation matters as it determines executive compensation and by receiving regular updates on conversations between investors and management and/or the Board of Directors.

Overall, the independent consultant concluded that the Company’s current program design was sound, and appropriate to provide an incentive to reach the Company’s long-term strategic goals. As a result, we have maintained the general structure and design of our executive compensation programs for 2016, but with a greater emphasis on performance-based compensation. We believe the mix of cash and equity compensation and the balance of short- and long-term performance based compensation have met the Committee’s incentive and retention objectives and have encouraged achievement of tangible performance and strategic goals. The

Committee will continue to align executive compensation programs with the interests of our stockholders and current market practice, including a continued emphasis on pay for performance.

In accordance with the preference expressed by our stockholders at our 2011 Annual Meeting, we have determined that our stockholders should have an opportunity to vote on executive compensation on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensations policies and programs, and our decisions regarding executive compensation. Accordingly, our Board of Directors recommends that you vote FOR Proposal 2 at the Annual Meeting. For more information, see “Proposal 2, Advisory Vote on Executive Compensation” in this Proxy Statement.

In addition to our annual advisory vote on executive compensation, we remain committed to ongoing engagement with our stockholders throughout the year.

III. 2015 COMPENSATION OF LIONBRIDGE NAMED EXECUTIVE OFFICERS

Our 2015 executive compensation programs consist of three elements, which emphasize long- and short-term cash and equity components to reward achievement of these goals and to attract and retain the key talent necessary to meet them, without significant dilution of our stockholders. These components are:

•	Base Salary

•	Cash-based Incentive Compensation through the MIP

•	Long-term Equity-based Compensation (restricted stock, stock options and LTIP)

“Fixed” compensation (base salary) represents the smallest portion of total compensation for our CEO and NEOs, while the majority of total compensation is variable:

In addition to establishing a competitive base salary for executives, the Nominating and Compensation Committee uses a mix of short- and long-term compensation vehicles to meet the Company’s compensation objectives.

Elements of NEO Compensation:

Base Salary. Base salaries for Lionbridge’s NEOs are established based on the scope of their responsibilities, taking into account competitive market compensation for the industry and the geography. No changes to base salary were adopted in 2015 for any NEO except for Mr. Osofsky, whose base compensation was increased in February 2015 from $290,000 to $315,000 to reflect his assumption of additional responsibilities and to align his base salary with the median base salary compensation of comparable positions within the Company’s Peer Group and the Company. The base salary of the CEO is at the 61% of Peer Group companies and the base salary of each NEO other than the CEO is at or below the median of Peer Group companies.

Annual Cash-based Incentive Compensation—MIP. Short-term performance-based incentive compensation was provided through the annual MIP. The MIP provides each NEO with the potential to earn a cash incentive upon attainment of performance metrics related to revenue and profitability, as well as personal objectives. A fourth component of MIP, the “Product Line Performance Metric” or “PLPM” is used for certain NEOs responsible for a particular product line to provide a performance target associated with the achievement of metrics related to the product line managed by the particular NEO. The Committee uses the PLPM to provide an additional targeted incentive for each designated NEO to execute the Company’s long-term strategy to develop and grow new product lines or initiatives while maintaining the Company’s traditional GLT product line and for greater accountability. No adjustment to the potential maximum payout potential for any NEO was adopted in 2015.

MIP. Under the annual MIP Cash Incentive Plan, each NEO is eligible to receive a cash award (“Target Incentive Compensation”) based upon a pre-determined percent of base salary upon achievement by Lionbridge of identified corporate-wide objectives relating to:

•	Profitability

•	Revenue

•	Attainment of objectives specifically related to the operations or function for which the NEO is responsible (“Personal Objectives”)

•	Attainment of performance metrics related to the product line or function for which the NEO is responsible (“Product Line Performance Metrics” or “PLPM”).

The PLPM component was applicable to our CSO and the Senior Vice President of Global Offerings in 2015.

No payout under the Profitability component of the 2015 MIP is made unless Profitability is at least 70% of the agreed upon Target and no payout under the Revenue component of annual MIP is made unless Revenue is at least 85% of the agreed upon Target (the “Minimum Thresholds”). These Minimum Thresholds will increase to 80% for the Profitability component and 87.5% for the Revenue component for 2016 MIP.

If actual results show that the Target for any of the three components is exceeded, the bonus opportunity is increased up to a maximum of 125% of such individual’s target bonus. If actual results show that the Target for any of the components is not achieved, but is above the applicable Minimum Threshold, the bonus opportunity will be reduced to 50% of each individual’s target bonus. Each individual’s target bonus opportunity is set at a percent of his or her base salary, with Mr. Cowan’s target bonus opportunity set at 120% of his base salary and all other NEOs’ target bonus opportunities set at 60% (50% in the case of the CFO) of their respective base salaries. Target incentive compensation levels were reviewed by the Committee in 2015 and existing levels were maintained for all NEOs. Target Incentive Compensation is designed to reward achievement of performance objectives and provide a tangible incentive towards such achievement.

The pre-established Revenue and Profitability targets and the threshold achievement for payment of such targets for the 2015 MIP were as follows:

•

Revenue Target: $600 Million. The threshold for payment of this component was achievement of at least 85% of the Revenue Target, or $510 Million. In 2015, 93% of the Revenue Target was attained, resulting in funding at 76%.

•

Profitability Target: $58.8 Million, based on the Company’s earnings before interest, taxes, depreciation, amortization, restructuring costs, stock-based compensation charges and other one-time events. The threshold for payment of this component was achievement of at least 70% of the Profitability Target, or $41.2 Million. In 2015, 83.3% of the Profitability Target was attained, resulting in funding at 72%.

2015 MIP Performance Targets of Revenue, Profitability, PLPM Personal Objectives.

The MIP Targets for each of the 2015 NEOs were as follows:

Mr. Cowan, the Chief Executive Officer, Mr. Litz, the Chief Financial Officer, and Mr. Muir, the former Chief Financial Officer, were each eligible to receive a cash bonus upon achievement of each of the following three equally weighted performance metrics:

•	Achievement of Lionbridge internal revenue targets for the year ending December 31, 2015 (1/3);

•	Achievement of Lionbridge internal profitability metrics for the year ending December 31, 2015 (1/3); and

•	Achievement of identified personal objectives (1/3)

Mr. Tobin, Senior Vice President and General Manager, GLT, was eligible to receive a cash bonus upon achievement of each of the following performance metrics:

•	Achievement of Lionbridge internal revenue targets for the year ending December 31, 2015 (35%);

•	Achievement of Lionbridge internal profitability metrics for the year ending December 31, 2015 (50%); and

•	Achievement of identified personal objectives (15%)

Mr. Osofsky, Senior Vice President, Global Offerings, was eligible to receive a cash bonus upon achievement of each of the following performance metrics:

•	Achievement of Lionbridge internal revenue targets for the year ending December 31, 2015 (30%)

•	Achievement of Lionbridge internal profitability metrics for the year ending December 31, 2015 (30%);

•	Achievement of identified personal objectives (20%); and

•	Achievement of identified performance objectives related to revenue growth from offering within the Global Offerings business for the year ending December 31, 2015 (20%).

Ms. Shannon, Senior Vice President and Chief Sales Officer, was eligible to receive a cash bonus upon achievement of each of the following performance metrics:

•	Achievement of Lionbridge internal revenue targets for the year ending December 31, 2015 (50%);

•

Achievement of identified objectives, achievement of efficiencies and qualities enhancements related to the corporate sales function and sales operations related to the overall sales function and sales operations; (10%); and

•	Achievement of revenue targets in the Center of Revenue assigned to the CSO for the year ending December 31, 2015 (40%).

Personal Objectives for NEOs: The Personal Objective component of annual MIP was established by the Committee for each NEO during the first quarter of 2015. In doing so, the Committee established personal objectives for each NEO, considering the overall objectives of the Company’s compensation programs and by identifying specific factors related to the operational unit or functional areas for which each such NEO is responsible. The Committee establishes goals that are aggressive and require substantial effort and focus for attainment to ensure steady progress toward the achievement of the Company’s long-term strategic goals and transformation.

Determination of Achievement of MIP Components.

Determination of Achievement of Revenue and Profitability Components under the 2015 MIP. Shortly after the end of 2015, the Nominating and Compensation Committee determined that the Minimum Thresholds related to funding both the Revenue and the Profitability components of the 2015 MIP were achieved. The Committee determined that the Company had attained 93% of the Revenue Component, which resulted in a funding level of 76%, and 83.3% of the Profitability Component which resulted in a funding level of 72%. Accordingly, each Executive Officer participating in the 2015 MIP received amounts related to achievement of component of the annual MIP related to the Revenue Target multiplied by 76%, and the Profitability Target multiplied by 72%.

When the Committee determines whether the Revenue and Profitability Targets have been met, it assesses the extent to which each NEO has achieved the previously established Personal Objective and if applicable, PLPM components. The Committee bases its determination on quantitative and qualitative factors, as some metrics are based on financial or other quantitative performance, while others are based on qualitative assessments of performance by the Committee and the Chief Executive Officer. As noted above, the Committee has established very high expectations for attainment of Personal Objectives and does not expect that every objective will be fully met each year. Rather, the Committee assesses progress toward the long-term strategic goals. Accordingly, less than full attainment of the Personal Objective component merely indicates that not all of the Personal Objectives were fully met, although many may have been met in whole or in part.

The Committee determined that each NEO attained a significant portion of his or her Personal Objectives. In particular, the Committee noted the leadership of the CEO in implementing the Company’s long-term strategic plan, executing significant acquisitions that expanded market for the Company’s services, diversified its customer base and allowed the Company to reach new end markets. For those NEOs with PLPM, the Committee noted the attainment by these NEOs in reaching a portion of the PLPM applicable to their roles.

Attainment by NEOs of Personal Objective and PLPM, when applicable, was determined as follows:

NEO	Key Personal Objective Achievements	Payment as a Percent of Personal Objective Target for MIP	Key PLPM Achievements	Payment as a Percent of PLPM Target
Rory Cowan, CEO

•     Developed and led the execution of the Company’s long-term operational, financial and business strategy

•     Diversified and expanded the customer base for the Company’s expanded capabilities and its range of multi-lingual products and services, including the financial, industrial, life sciences and legal verticals, and in so doing, reducing customer concentration.

•     Enhanced Lionbridge’s leadership as a provider of state-of-the-art global services, solutions and technologies through its global workforce, global human capital management capabilities, and new offerings, such as global content management and digital marketing operations and through our technology-enabled service and technology offerings

•     Completed two strategic acquisitions that expanded the end-markets for the Company’s services and reduced customer concentration

•     Implemented and accelerated a stock repurchase program

•     Strong and effective communications and engagement with shareholders and investors.

		50%	N/A	N/A

Marc Litz, Senior Vice President, CFO	• Provided a seamless transition in leadership of the finance organization	50%	N/A	N/A

Marc Osofsky, Senior Vice President, GO	• Enhanced, developed and deployed go-to-market strategies for key product lines • Grew the onDemand platform and associated revenue • Led innovative offerings and sales staffing models	100%	Doubled revenues from onDemand but did not fully attain revenue targets	91%

NEO	Key Personal Objective Achievements	Payment as a Percent of Personal Objective Target for MIP	Key PLPM Achievements	Payment as a Percent of PLPM Target

Paula Shannon, Senior Vice President and Chief Sales Officer	• Aligned, refreshed and rationalized sales force with evolving service offerings, including new verticals, technology enabled offerings and global digital marketing	75%	Attained 88% of revenue goal for customer revenue generated by the GLT sales force	88%

Richard Tobin, Senior Vice President and General Manager, GLT	• Optimized organizational structure, delivery and metrics; integrated CLS Communication; implemented operational efficiencies and innovation, and business process and quality metrics and improvements • Designed and deployed technology to accelerate process and quality improvements • Maximized production of services in low cost regions and developed Centers of Excellence to enhance quality and execution of services • Identified and integrated the strategic acquisition of Geotext to provide capacity and expertise in legal translation services • Executed cost reduction initiatives	100%	N/A

Donald Muir, Former CFO	• Efficient and effective financial management through systems, procedures and software • Effective management of foreign currency, cash management and investing activities	57%	N/A

Based on 2015 performance, each NEO received between 66% and 78% of his or her Target potential award under the MIP, as follows:

Executive Officer	Target Annual MIP Award	Percentage Earned	Amount Awarded under the Plan
Rory Cowan, CEO	$864,000	66%	$570,988
Marc Litz, CFO(1)	$24,166	66%	$15,971
Paula Shannon, SVP and CSO	$186,000	70%	$129,474
Marc Osofsky, SVP Global Offerings	$189,000	78%	$147,787
Richard Tobin, SVP and General Manager, GLT	$192,000	78%	$149,194
Donald Muir, Former CFO(2)	$216,000	68%	$147,787

(1)	Mr. Litz was appointed CFO effective November 6, 2015. His MIP potential award and actual award is pro-rated for the portion of the year in which he served as CFO. He received a cash award of $35,000 in recognition of his contributions while serving as Vice President, Finance and Controller.

(2)	Mr. Muir retired as CFO on November 6, 2015.

Long-term Equity-based Compensation. The Committee uses equity awards as its primary long-term compensation vehicle. In 2015, the Committee continued its practice of awarding NEOs and other key employees equity consisting of stock options and restricted stock or restricted stock units, with vesting generally occurring over four years. Lionbridge’s equity plans, which have been approved by the Company’s stockholders, require that stock options be granted at an exercise price of at least fair market value on the date of grant.

Annual equity awards are typically made by the Committee during the first quarter of each year. In January 2015, the Committee granted each NEO shares of restricted stock and stock options, each of which vest over a four-year period. In addition, consistent with its objective of increasing the amount of long-term performance based compensation, the Committee granted each NEO an LTIP—shares of restricted stock with restrictions that lapse upon achievement of specified revenue and profitability targets within two years from the date of grant. The Committee authorized these grants with the expectation that future payouts with respect to these awards will reward the contributions made by the executives during 2015 and the years to come to strengthen the Company and its future stock price performance, consistent with stockholder gains.

The Committee believes that equity incentives, in the form of restricted stock awards and stock options with vesting over time and others upon achievement of performance objectives, are an effective vehicle for the long-term element of compensation, as these align individual and team performance with the achievement of the Company’s strategic and financial goals over time, and with stockholders’ interests. The Committee generally provides a mix of restricted stock grants and stock option awards. These two equity vehicles reward stockholder value creation in slightly different ways. Stock options, which have exercise prices of at least fair market value of the Company’s stock on the date of grant, reward NEOs only if the stock price increases from the date of grant. Restricted Stock awards are impacted by all stock price changes, so the value to the NEOs is affected by both increases and decreases in stock price from the market price at the date of grant.

Approximately 90% of the total value of long-term equity compensation awards (restricted stock and stock options) granted to NEOs in 2015 was in the form of restricted stock (both LTIP and time-based restricted stock), with stock options representing the remaining value. The Committee established this allocation in order to weight equity incentives more towards the type of award that reflects both increases and decreases in stock price from the grant date market price as a way of tying compensation more closely to changes in stockholder value at all levels. In so doing, the Committee considered the volatility of the Company’s stock price due to its status as a micro-cap company, and determined that weighting equity compensation more heavily towards restricted stock rather than stock options would provide a more effective retention and incentive vehicle. Approximately 24% of restricted stock grants awarded in 2015 are performance (at-risk) based, in the form of an LTIP. The LTIP vests only upon achievement of performance metrics related to long-term revenue and profitability growth. The Committee has made a greater portion (approximately 44%) of equity based awards in 2016 in the form of LTIP rather than time-based restricted shares.

When making equity grant decisions, the Committee also considers the potential dilutive effect of awards and does not make awards based on delivering any pre-determined value from year to year. The weighting toward restricted stock allows the Committee to deliver equivalent value with fewer authorized shares in years when the stock price has appreciated, as was the case in 2015. The Committee may in the future adjust this mix of award types or approve different award types, as part of the overall incentive award.

The term of stock options granted under the Company’s equity plans is generally 10 years. The Committee reviews the term of stock options from time to time prior to grant.

CEO COMPENSATION

The Committee annually reviews the overall compensation package provided to Mr. Cowan, the Chief Executive Officer, including a review of the key compensation elements of base salary, short- and long-term incentive compensation, annual equity-based incentive and retention compensation and long-term performance-

based equity, to ensure that it is competitive, provides an appropriate incentive for performance achievement consistent with Company goals, objectives and strategies, and maintains its retention value over time.

In 2015, the Committee reviewed the analysis of the independent compensation consultant, WT Haigh & Co., relative to a review of Mr. Cowan’s compensation against those of CEOs in the Peer Group. Mr. Cowan’s total direct compensation (comprised of base salary, cash incentive compensation and equity) was determined to fall below the median of total direct compensation of CEOs in the Peer Group, and that the portion of his total direct compensation that was equity based was lower than that of the Peer Group.

Accordingly, the Committee did not adjust Mr. Cowan’s base salary or MIP opportunity, noting that these components were slightly above the median but below the 75th percentile of the Company’s Peer Group. However, the Committee made an additional stock award to Mr. Cowan in January 2015 based on this analysis to adjust the mix of CEO total compensation and better align it with the Peer Group. This award vests over three years in two equal installments, 18 months and three years from the date of grant.

When reviewing Mr. Cowan’s compensation, including determining his attainment of his personal objectives in 2015, the Committee noted his significant achievements during 2015 including:

•	Developing and leading the execution of the Company’s long-term operational, financial and business strategy, including the Company’s fifth consecutive year of positive GAAP earnings;

•

Implementing an effective organizational structure, including realignment of the senior leadership team to match the Company’s strategic and business objectives more efficiently and leading a seamless transition following the retirement of the Chief Financial Officer;

•

Successfully diversifying and expanding the customer base for the Company’s expanded capabilities and its range of multi-lingual products and services, including the financial, industrial, life sciences and legal verticals, and in so doing, reducing customer concentration;

•

Enhancing Lionbridge’s leadership as a provider of state-of-the-art global services, solutions and technologies through its global workforce, global human capital management capabilities, and new offerings, such as global content management and digital marketing operations and through technology-enabled service and technology offerings

•

Identifying, financing and integrating two significant acquisitions (CLS Communication and Geotext) on attractive and accretive terms that have allowed the Company to diversify the end-markets for its services, gain additional translation expertise for the financial, industrial and legal markets, reduce customer concentration and acquire additional managerial leadership;

•	Implementing and accelerating a stock repurchase program; and

•	Fostering an ethical and high integrity culture and code of conduct in global business operations

Mr. Cowan is party to an Employment Agreement entered into in September 2006 and amended and restated in 2013. The Employment Agreement provides Mr. Cowan with, among other things, certain levels of salary and benefit continuation following termination of employment for specified reasons, including upon a change of control. If Mr. Cowan’s employment is terminated by Lionbridge without cause or by Mr. Cowan for good reason (including, for example, not holding the position of Chief Executive Officer of the acquiring Company) in either case, within six months prior to or two years following a change of control of Lionbridge (a “double trigger”), then Mr. Cowan is entitled to severance benefits as follows: (a) a lump sum cash payment equal to 200% of the sum of (i) his then current base salary, plus (ii) the amount of bonus payable to him with respect to the fiscal year immediately preceding the year in which the termination occurred; (b) payment of a pro rata portion of his Target Incentive Compensation for the year of termination; and (c) continuance, at Lionbridge’s expense, of the executive’s health and related welfare benefits for a period of 24 months following termination. In addition, upon a change of control, unvested stock options and restricted stock awards will become fully vested.

POST-TERMINATION AND CHANGE OF CONTROL

In addition to Mr. Cowan’s Employment Agreement described above which addresses CEO compensation upon termination of employment or change of control, the Committee has adopted the following additional policies and plans relating to compensation to the remaining NEOs upon termination of employment or change of control. The Company does not provide retirement benefits or a retirement plan.

Severance Benefits. In 2008, the Committee revised the Lionbridge Severance Policy for executive officers, including NEOs, to increase the benefits payable upon a termination other than for cause from three months to six months of base salary continuation, plus continuation of health and welfare benefits for that six-month period. Messrs. Litz and Osofsky and Ms. Shannon, under the Lionbridge Severance Policy for NEOs, would receive six monthly severance payments, each in an amount equal to his or her then currently monthly base compensation, if Lionbridge terminates his or her employment other than for cause, and health benefit continuation for such period. Under the terms of his offer letter, Mr. Tobin is entitled to receive base salary continuation payments for a period of twelve months if he is terminated without cause.

Non-Competition Agreements. Each NEO has entered into a non-competition agreement with Lionbridge upon the commencement of his or her employment. The agreements provide that such Executive Officer will not, during the course of his or her employment and the twelve months following the date of the termination of his or her employment with Lionbridge, (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge, (2) solicit Lionbridge’s employees, or (3) solicit or do business with any present or past customer of Lionbridge’s, or any prospective customer of Lionbridge’s, in connection with any business activity which would be in violation of the non-competition agreement. Mr. Cowan’s non-competition arrangements are reflected in his Employment Agreement.

Change of Control Plan. The Company’s Change of Control Plan is designed to protect executives against the loss of their positions following a transaction that involves a change in the ownership or control of the Company, and against loss of the anticipated benefits of their long-term incentive compensation arrangements. The goal of the Change of Control Plan and the related arrangements is to allow the NEOs to focus on evaluating strategic opportunities on their merits without being distracted by concerns about the impact of such events on their personal positions. The Change of Control Plan was amended and restated in 2008 to incorporate technical modifications related to compliance with Section 409A of the Internal Revenue Code.

Under the terms of the Change of Control Plan, if the employment of any NEO, other than the CEO, is terminated without cause or for good reason within the applicable protection period following a change of control of Lionbridge (a “double trigger”), then the Executive Officer is entitled to severance benefits as follows: (a) a lump sum cash payment equal to a percentage (150% for all NEOs other than the CFO or CEO; 100% for the CFO) of the executive’s then current base salary and Target Incentive Compensation; (b) payment of a pro rata portion of the executive’s Target Incentive Compensation for the year of termination; and (c) continuance, at Lionbridge’s expense, of the executive’s health and related welfare benefits during the protection period following the executive’s termination. The Change of Control Plan also provides that, upon a change of control of Lionbridge, (i) 50% of any unvested stock options held by an Executive Officer shall vest and become immediately exercisable and (ii) the remaining 50% of the unvested stock options held by the Executive Officer will vest and become exercisable on the earlier of six months following the change of control or on the date such executive’s employment is terminated without cause or for good reason. The protection period for the CFO is 12 months, and for all other NEOs other than Mr. Cowan is 18 months.

Each NEO, except for Mr. Cowan, whose employment arrangements are covered in the Employment Agreement described above, has entered into a Change of Control Agreement with the Company with respect to such officer’s rights and obligations under the Change of Control Plan. Mr. Cowan is not a participant under the Change of Control Plan as his benefits upon a change of control of the Company are determined by his Employment Agreement.

IV. OTHER ASPECTS OF OUR COMPENSATION PROGRAMS

Responsibilities of Nominating and Compensation Committee: Our Nominating and Compensation Committee is responsible for developing and implementing executive compensation policies that:

•	Link executive compensation to specific performance targets, including financial goals relating to revenue and profitability, technological advancements and business process improvements;

•	Integrate executive compensation with Lionbridge’s annual and long-term strategic vision;

•	Reward performance; and

•	Recognize individual leadership and achievement.

Our Nominating and Compensation Committee during fiscal year 2015 was comprised of Messrs. Dallas, de Chazal, Kavanagh, Quella and Sheer, all of whom are non-employee directors as defined under Section 16 of the Exchange Act, and satisfy the independence requirements of NASDAQ. Mr. Sheer serves as Chairman and Mr. Quella joined the Committee in November 2015 following his election as a director of Lionbridge. In addition, each member of the Nominating and Compensation Committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code. Our Board of Directors and the Nominating and Compensation Committee Charter have vested responsibility for the review and administration of the Company’s compensation and equity plans, including Lionbridge’s 2005 Stock Incentive Plan and its 2011 Stock Incentive Plan, and for approving salaries and other incentive and retention compensation for Lionbridge’s officers and executives, with the Nominating and Compensation Committee. This Committee is also charged with assessing appropriate levels of risk with respect to our compensation policies. In addition, the Committee has responsibility for recommending nominees for election as directors of Lionbridge and reviewing related Board development issues including succession planning and evaluation.

The Committee is fully responsible for the evaluation and assessment of the Chief Executive Officer’s performance and compensation arrangements and, in consultation with the Chief Executive Officer, annually evaluates and assesses the performance and compensation arrangements for the other NEOs, as well as all Executive Officers. The Committee has meetings on a quarterly basis, following each regularly scheduled Board of Director’s meeting and also meets periodically during the year as needed. At these meetings, the Committee identifies the types of performance it wishes to reward or motivate relative to the Company’s strategic objectives and structures elements of compensation accordingly. In addition, it establishes the specific metrics, discussed above, by which performance is to be measured. The Committee annually evaluates the achievement of these objectives. The Committee also reviews and approves compensation to be offered to key new senior talent. Before each meeting, the Committee is provided appropriate materials and information necessary to make informed decisions on the Company’s executive compensation practices, including review of compensation data for comparable positions at the Company’s Peer Group Companies. The Committee uses its judgment supported by facts and documentation in making compensation recommendations that support our philosophy and objectives.

During the first quarter of each year, the Committee reviews and adjusts, if appropriate, the three key elements of Lionbridge’s executive compensation programs:

•	Base Salary

•	Cash-based Incentive Compensation through our Management Incentive Plan (MIP)

•	Equity-based Compensation.

In any given year, the Committee may choose to alter or change the elements of compensation either positively or negatively, and has the discretion to grant special awards of cash or equity in recognition of an extraordinary achievement or event involving the award recipient, or to adjust targets to reflect the effect of foreign currency volatility or other extraordinary events on achievement of performance. The Committee did not exercise positive or negative discretion in 2015.

Risk Considerations in Lionbridge Compensation Policies. The Committee has discussed the concept of risk at it relates to the Company’s compensation programs and annually assesses the risk profile of its compensation program to monitor whether any element of pay or policy encourages the assumption of inappropriate or unacceptable risk to the Company. To make this assessment, the Committee focuses on the several key areas of our program including: external market reference; pay mix; performance-based variable (“at risk”) plans; selection of performance metrics; goal setting process; and checks and balances on the payment of compensation. This provides a process to ensure that an appropriate balance between prudent business risk and resulting compensation is maintained. The Committee believes the policies and rewards structure in place appropriately balance the creation of long-term value with shorter term positive results.

The Committee believes that a significant portion of total executive compensation should be performance-based; however, it does not believe that all compensation should be at risk or performance-based. The Committee seeks to design compensation programs that offer a balanced mix of fixed and performance-based compensation, in the form of a competitive base salary and a variety of cash and equity performance based compensation programs. Based on its assessment of the Company’s compensation programs, the Committee does not believe the Company’s compensation program encourages excessive or inappropriate risk taking for the following reasons:

•

Equity awards vest over multiple years, aligning the interests of NEOs to long-term stockholder interests and take into account the extreme volatility in our stock price. These periods are designed to reward sustained performance over several periods, rather than performance in a single period. We use restricted stock awards more heavily than stock options for equity awards because restricted stock retains value even if the stock price declines so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money”. Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•

The majority of our performance-based programs provide key metrics based on both revenue and profitability, providing a balanced approach to responsible and profitable growth. Our programs for NEOs whose primary responsibility is revenue growth is more heavily weighted towards attainment of such growth. The continued emphasis on long-term equity compensation further encourages responsible and sustainable achievement of defined objectives.

•

Performance-based programs are subject to a maximum pay-out, which the Committee believes also mitigates excessive risk taking. Even if the Company dramatically exceeds a program’s goals, payouts are limited. Conversely, these programs are also subject to a minimum threshold for pay-out of each component and if that minimum threshold is not achieved, no pay-out is made, as was the case in 2015 when 6% of the shares related to a performance-based equity grant made in 2014 were forfeited when the profitability metrics were not fully attained.

•

The Company, which operated in 28 countries in 2015, has a strong ethical foundation and strict internal controls over its financial systems and the measurement and calculation of achievement of performance metrics designed to keep them from being susceptible to manipulation by any employee. This culture extends to all Lionbridge sites and to each of our approximately 6,000 employees. In addition, Lionbridge requires that all employees world-wide annually review and confirm compliance with the Company’s Code of Business Conduct, which covers among other things, accuracy of books and records used in determining the achievement of program goals.

•	Performance-based compensation is subject to the “clawback” under our Executive Compensation Recovery Policy, described on page 37.

Engagement of Independent Compensation Consultant. The Committee, in accordance with its Charter, has authority to engage an independent compensation consultant and other professionals to assist it in evaluating executive compensation issues. The Committee has engaged an independent compensation consultant from time to time, including in conjunction with large-scale reviews of executive compensation programs, a significant change in corporate objectives or management of burn-rate and dilution. The Committee engaged W.T. Haigh & Company as its independent compensation consultant in late 2015 for a review executive compensation practices for executive officers, including an assessment of the effectiveness of the mix of its performance, retention and incentive awards, and for an analysis of the peer groups the Company would use in connection with its executive compensation decisions for 2016. The Committee also engaged the consultant in early 2015 with respect to CEO compensation. The consultant noted that the CEO’s equity based compensation was lower than comparable executive officers in the Peer Group. The Committee has taken this assessment under advisement when reviewing and planning for CEO compensation in 2015, and issued the CEO an additional special stock grant in January 2015 in order to increase his equity based compensation to a level closer to that of his peers.

Peer Group. The Committee annually reviews the Peer Group it uses in determining executive compensation to ensure that it remains aligned with the Company based on the criteria described below. The Committee determined that the Peer Group utilized in 2014 continued to be appropriate to utilize for external compensation comparisons for both the CEO and the remaining NEOs as a group for 2015. Criteria used to select these companies include industry comparability, geographical scope, revenue size and market capitalization, and product/service comparability.

Applying these criteria to the peer group utilized for 2015 executive compensation, the peer group includes:

ACI Worldwide, Inc.

Aspen Technology, Inc.

Computer Task Group, Incorporated

Convergys Corporation

Digital River Inc.

Global Payments Inc.

Manhattan Associates, Inc.

Mentor Graphics Corporation

ModusLink Global Solutions, Inc.

Nuance Communications, Inc.

Progress Software Corporation

Sapient Corp.

Based on recommendations of its consultant, the Company adjusted the Peer Group for 2016 compensation decisions to better align with the strategic direction of the Company, to better align with the Company’s size, industry and geography (including removal of certain larger companies) and to account for the removal of certain companies due to acquisition.

ACI Worldwide, Inc.

Aspen Technology, Inc.

Axciom Corporation

Ciber, Inc.

Computer Task Group, Incorporated

EPAM Systems, Inc.

Innerworkings, Inc.

Manhattan Associates, Inc.

Mentor Graphics Corporation

Microstrategy Inc.

ModusLink Global Solutions, Inc.

Nuance Communications, Inc.

Progress Software Corporation

PTC, Inc.

Qlik Technologies, Inc.

Sykes Enterprises, Incorporated

Syntel, Inc.

Virtusa Corporation

Equity Grant Practices and Burn-Rate. The Nominating and Compensation Committee is required to approve all equity grants, including those to the NEOs and other key employees of the Company. Generally, equity awards are made on an annual basis to NEOs and key employees during the first quarter of each year, at either a special meeting or a regular quarterly meeting. Grants to newly hired employees are either made on the date the employee commences employment or at the next regularly scheduled Committee meeting. All awards are approved by the Committee and grants are made with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Grant guidelines have been established by the Company for various tiers or categories of employees and have been reviewed and approved by the Committee with respect to guidelines applicable to NEOs. The Committee annually examines both the size of proposed grants to key employees generally and to the executive management team in particular, and the applicable vesting schedule for such grants. Recommendations for equity grants to NEOs and key employees are presented to the Committee by the Chief Executive Officer and the Senior Vice President of Human Resources in accordance with the grant guidelines, and as appropriate, in consultation with the individuals’ managers. Grants to any particular individual, including any Executive Officer, are made following review of the individual’s existing overall cash and equity compensation, including an assessment of the retention and incentive value of existing equity awards, and an assessment of the retention and incentive objectives of the Company. As part of this evaluation, the Committee reviews tally sheets which show the executive’s compensation, including the value of equity and cash incentive compensation. In addition, the Committee also considers the amount of equity overhang, dilution, accounting treatment under FASB ASC Topic 718 and other financial accounting standards and regulations, and tax implications, particularly with respect to Section 162(m) of the Internal Revenue Code, although the Committee reserves the right to make grants or awards not otherwise deductible under Section 162(m) in appropriate circumstances. The Committee may delegate to the Chief Executive Officer authority to make or allocate equity awards to employees who are not NEOs.

The Committee has maintained an annual “burn-rate” with respect to annual equity grants below 3.5% in each of the last five years. In 2015, the Company’s annual unadjusted burn-rate (on both a granted and vested basis) was 3.15% and 3.36%, respectively, which it believes is less than its peer group companies. The Company has never granted options at a price other than the fair market value of Lionbridge Common Stock on the date of grant. The Company has conducted an examination of books and records of the Company and no evidence of option backdating was found to exist. The Company’s independent auditors reviewed this examination and concurred with these conclusions.

Executive Compensation Recovery Policy. In 2010, the Committee adopted an Executive Compensation Recovery Policy with respect to all performance-based awards, including annual MIP awards, made to NEOs and other designated executives, relating to recoupment or forfeiture in the event the Company’s financial results are subject of a restatement (other than a restatement for a change in accounting policies) where the restatement results in a material impact on the financial statements; or in the event of fraud or misconduct that results in inflated performance-based incentive compensation. This Policy would apply, at the Board’s discretion, to the individuals responsible for the misconduct and, in the case of a restatement of financial statements, to all executives whose incentive compensation was affected by the restatement.

Insider Trading Policy and Prohibition on Hedging and Pledging. Lionbridge prohibits directors, senior executives and employees from engaging in short-term or speculative transactions involving the Company’s securities, such as short sales, buying or selling puts or calls and hedging transactions. Lionbridge also prohibits directors and NEOs from placing the Company’s securities in margin accounts or otherwise pledging shares of the Company’s common stock.

Perquisites and Other Benefits. During 2015, Lionbridge did not provide any additional perquisites or benefits to its executives that it did not otherwise provide to its employees generally, other than as described below. Ms. Shannon, a resident of Canada, is not eligible to participate in the Lionbridge 401(k) Plan or certain other benefits available to U.S. employees generally. In lieu thereof, Lionbridge provides Ms. Shannon with life, accidental death and disability insurance, long-term disability insurance and makes an annual contribution to her pension. In addition, she receives reimbursement from Lionbridge for tax preparation and associated legal services, and car leasing expenses. NEOs receive an executive medical benefit consisting of a physical examination at a leading medical facility. Lionbridge makes available to the NEOs and approximately 20 additional key employees a long-term care plan, enhanced long-term disability coverage and an enhanced life insurance plan. The long-term care plan is an optional benefit to all other employees at their cost. In addition, long term disability coverage for the NEOs and the designated key employees has been enhanced to provide for a benefit of up to 70% of the participant’s base salary. The enhanced life insurance plan provides the NEOs with a life insurance benefit of three times annual base salary, up to a maximum $1.2 million per individual.

Accounting and Tax Implications of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction to public companies for certain compensation in excess of $1,000,000 paid to the Company’s Chief Executive Officer and the four other most highly compensated NEOs. Certain performance-based compensation approved by the Company’s stockholders, including option grants under the Company’s stock incentive plan, is not subject to the deduction limit. The Company reviews periodically the potential consequences of Section 162(m), and in the future may decide to structure the performance-based portion of its Executive Officer compensation to comply with certain exemptions provided in Section 162(m). However, to maintain flexibility in compensating NEOs in a manner designed to achieve varying corporate goals, the Compensation Committee currently does not have a policy that all compensation must be deductible. In addition, the Company has significant net operating loss carryforwards which may be utilized if and when it awards any compensation in excess of the Section 162(m) thresholds.

Compensation Committee Report

The Nominating and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Nominating and Compensation Committee recommended to the Board and the Board has agreed that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Claude Sheer (Chairperson)

Guy L. de Chazal

Paul Kavanagh

Michael Dallas

James Quella

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table contains certain information about the compensation that our Executive Officers earned in fiscal years 2015, 2014 and 2013.

Summary Compensation Table for Fiscal Years 2015, 2014 and 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[1] ($)	Non-Equity[2] Incentive Plan Compensation ($)	All Other Compensation[3] ($)	Total ($)
Rory J. Cowan,	2015	$720,000	$0	$2,237,150	$151,500	$570,988	$21,423	$3,701,061
Chairman, Chief	2014	$720,000	$0	$1,280,750	$163,500	$703,042	$19,927	$2,887,219
Executive Officer and	2013	$713,076	$0	$1,240,000	$240,000	$809,199	$23,090	$3,025,365
President (Principal Executive Officer)
Marc E. Litz,	2015	$230,769	$35,000	$87,750	$0	$15,971	$17,395	$386,885
Chief Financial Officer[6] (Principal Financial Officer)
Marc Osofsky,	2015	$310,192	$0	$484,800	$50,500	$147,292	$19,424	$1,012,208
Senior Vice President,	2014	$290,000	$50,000	$463,250	$92,650	$105,655	$18,721	$1,020,276
Global Offerings[4]	2013	$288,269	$0	$460,000	$80,000	$165,822	$20,474	$1,014,565
Paula Shannon,	2015	$310,000	$0	$484,800	$50,500	$129,474	$35,174	$1,009,948
Chief Sales Officer and	2014	$310,000	$0	$463,250	$92,650	$155,154	$12,353	$1,033,407
Senior Vice President	2013	$308,743	$0	$480,000	$80,000	$163,122	$13,087	$1,044,952
Richard Tobin,	2015	$320,000	$0	$651,450	$50,500	$149,194	$10,787	$1,181,931
Senior Vice President and	2014	$320,000	$0	$313,375	$46,325	$140,231	$2,767	$822,698
General Manager, GLT[5]	2013	$86,154	$47,500	$287,200	$71,800	$33,753	$3,123	$529,530
Donald M. Muir,	2015	$360,000	$0	$469,650	$50,500	$147,787	$17,656	$1,045,593
Chief Financial Officer and	2014	$360,000	$0	$463,250	$92,650	$157,760	$16,866	$1,090,526
Senior Vice President	2013	$360,000	$0	$480,000	$80,000	$187,901	$17,896	$1,125,797
(Principal Financial Officer)[7]

FOOTNOTES

(1)	The value of the awards has been computed in accordance with in FASB ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in note 8 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 6, 2015. These amounts do not represent the actual amounts paid to or realized by the Executive Officer for these awards during fiscal years 2015, 2014, or 2013. The value as of the grant date for stock options and restricted stock awards is recognized over the number of days of service required for the grant to become vested. A portion of the amounts reported under the “Stock Awards” column represent Long-Term Incentive Performance Awards (LTIP Awards) that vest only if revenue and/or profitability targets are met in 2016 and 2017. The maximum fair value of the LTIP Awards granted in 2015 to each of Messrs. Osofsky and Tobin and Ms. Shannon was $176,750; Mr. Muir was $161,600 and to Mr. Cowan, $333,300.

(2)	Cash award earned for 2015 performance under the Lionbridge Management Incentive Plan.

(3)	Includes in each year $2,250 for each of Messrs. Cowan, Muir, Broekmate and Osofsky as a Lionbridge match of 401(k) contributions, and for each executive other than Ms. Shannon, includes the value of employer-provided health and welfare benefits. Ms. Shannon, a resident of Canada, is not eligible to participate in the 401(k) program and does not receive health or welfare benefits from Lionbridge. In lieu thereof, she receives life insurance, accidental death and disability insurance, long-term disability insurance, tax and legal consulting services, and an annual pension contribution in the aggregate amount reported as “All Other Compensation.”

(4)	Mr. Osofsky received a special cash award in 2014 in recognition of his accomplishments and assumption of additional responsibilities during the year, as further described in our Compensation Discussion and Analysis.

(5)	Mr. Tobin joined Lionbridge and became an Executive Officer on September 16, 2013. He received a bonus pursuant to the terms of his Offer Letter.

(6)	Mr. Litz received a cash award in 2015 in recognition of his contributions while serving as Vice President, Finance and Controller. He was appointed Chief Financial Officer on November 6, 2015. Salary reported for 2015 reflects Mr. Litz’s salary during the period he served as Vice President, Finance and Controller and the period he served as CFO.

(7)	Mr. Muir retired as Chief Financial Officer on November 6, 2015.

Grants of Plan-Based Awards in the Fiscal Year Ended December 31, 2015

The following table shows all awards granted to each of our Executive Officers during the fiscal year ended December 31, 2015.

Grants of Plan-Based Awards in Fiscal Year Ending December 31, 2015

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Rory J. Cowan	02/04/2015								30,000	$5.05	$151,500
	02/04/2015							192,000			$969,600
	02/04/2015							185,000			$934,250
	02/04/2015				33,000	66,000	66,000				$333,300
		$432,000	$864,000	$1,080,000
Marc Litz	03/05/2015							15,000			$87,750
		$72,500	145,000	$181,250
Marc Osofsky	02/04/2015								10,000	$5.05	$50,500
	02/04/2015							61,000			$308,050
	02/04/2015				17,500	35,000	35,000				$176,500
		$93,058	$186,115	$232,644
Paula Shannon	02/04/2015								10,000	$5.05	$50,500
	02/04/2015							61,000			$308,050
	02/04/2015				17,500	35,000	35,000				$176,500
		$93,000	$186,000	$232,500
Richard Tobin	02/04/2015								10,000	$5.05	$50,500
	02/04/2015							94,000			$474,700
	02/04/2015				17,500	35,000	35,000				$176,500
		$96,000	$192,000	$240,000
Donald M. Muir	02/04/2015								10,000	$5.05	$50,500
	02/04/2015							61,000			$308,050
	02/04/2015				16,000	32,000	32,000				$161,600
		$108,000	$216,000	$270,000

FOOTNOTES:

(1)	The amounts shown in the “Estimated Future Payouts under Non-Equity Incentive Plan Awards” column, subcolumn “Threshold,” reflect the minimum payout level (50%) under the Lionbridge Management

Incentive Plan for 2015. The amounts shown in the subcolumn of “Target” reflect 100% of such Executive’s target bonus opportunity, and the amounts shown in the subcolumn of “Maximum” reflect 125% of such Executive’s target bonus opportunity, an amount that would have been payable had the Company exceeded the Targets by 125% or more. These amounts are based on the Executive Officer’s base salary and target bonus opportunity for 2015, as further described in the section titled “Annual Cash-based Incentive Compensation-Management Incentive Plan” in the Compensation Discussion and Analysis. Actual payouts made to Executive Officers for 2015 performance under the Lionbridge Management Incentive Plan are shown in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.” Amounts for Mr. Litz calculated for calendar year 2015; Mr. Litz assumed the position of CFO in November 2015 and his award opportunity was pro-rated for the portion of the year in which he served in such position.

(2)	The exercise price of all stock options granted under any Lionbridge equity plan is equal to the closing price of the Common Stock on the date of grant.

(3)	The value of the awards has been computed in accordance with in FASB ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in note 8 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 6, 2015. These amounts do not represent the actual amounts paid to or realized by the Executive Officer for these awards in 2015. The value as of the grant date for stock options and restricted stock awards is recognized over the number of days of service required for the grant to become vested.

(4)	Equity awards reflected in these columns will not vest unless or until revenue and/or profitability targets are met in 2017. The number of shares reported in the “Target” and “Maximum” columns reflect the maximum number of shares that would vest if the applicable performance targets are met. If the applicable minimum threshold is attained, 50% of the shares granted would vest and the actual number of shares that would vest increases proportionately up to 100% based on actual percentage attained above the minimum threshold.

(5)	Mr. Muir served as CFO until his retirement on November 6, 2015.

Outstanding Equity Awards at December 31, 2015

The following table sets forth information with respect to outstanding stock options and stock awards held by our Executive Officers as of December 31, 2015.

Outstanding Equity Awards At December 31, 2015

	Option Awards[1]				Stock Awards[2]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Rory J. Cowan								200,000	[3]
	35,750			$1.70	05/14/2016
	80,000			$2.32	01/28/2017
	80,000			$3.91	01/28/2018
	70,000	10,000		$2.73	02/02/2022
						62,500
	37,500	22,500		$4.00	01/04/2023
						125,000
	11,250	18,750		$5.45	01/13/2024
						135,000
								55,000	[4]
		30,000		$5.05	02/04/2025
						192,000
								66,000	[4]
						185,000
Marc Litz						4,072
						10,000
						11,250
						15,000
Marc Osofsky	20,000			$3.91	01/28/2018
	21,000	3,000		$2.73	02/02/2022
						20,000
	12,500	7,500		$4.00	01/04/2023
						40,000
	6,375	10,625		$5.45	01/13/2024
						41,250
								30,000	[4]
		10,000		$5.05	02/04/2025
						61,000
								35,000	[4]

	Option Awards[1]				Stock Awards[2]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Paula Shannon		4,375		$2.73	02/02/2022
						28,750
		7,500		$4.00	01/04/2023
						40,000
	6,375	10,625		$5.45	01/13/2024
						41,250
								30,000	[4]
		10,000		$5.05	02/04/2025
						61,000
								35,000	[4]
Richard Tobin	10,000	10,000		$3.59	09/16/2023
						40,000
	3,188	5,312		$5.45	01/13/2024
						20,625
								30,000	[4]
		10,000		$5.05	02/04/2025
						94,000
								35,000	[4]
Donald Muir(6)		5,000		$2.73	02/02/2022
						30,000
		7,500		$4.00	01/04/2023
						40,000
	6,375	10,625		$5.45	01/13/2024
						41,250
								30,000	[4]
		10,000		$5.05	02/04/2025
						61,000
								32,000	[4]

FOOTNOTES:

(1)	Options become exercisable over four years from date of grant, at the rate of 25% on the first anniversary and 12.5% on each six month anniversary thereafter.

(2)	Restricted Stock Awards are subject to restrictions on disposition that lapse over four years from date of grant.

(3)	Market-based Awards granted to Mr. Cowan in 2006 that vest upon attainment of market-based performance conditions, none of which were attained in 2015.

(4)	LTIP Awards granted to each Executive Officer that vest upon attainment of revenue and/or profitability targets over a two year or three year period from date of grant.

(5)	Determined based on the Company’s closing stock price of $4.91 on December 31, 2015.

(6)	Mr. Muir served as CFO until his retirement on November 6, 2015.

Option Exercises and Stock Vested in Fiscal 2015

The following table contains information about the exercise of stock options by, and stock awards that vested for, each of our Executive Officers during our fiscal year ended December 31, 2015, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of stock awards and the value realized, before payment of any applicable withholding taxes.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Rory J. Cowan	29,250	$90,383	324,000	$1,713,981
Marc Litz			12,821	$73,352
Marc Osofsky			108,945	$571,297
Paula Shannon	144,500	$349,950	149,100	$782,084
Richard Tobin			26,875	$139,213
Donald Muir(1)	71,250	$150,438	155,975	$816,877

(1)	Mr. Muir served as CFO until his retirement on November 6, 2015.

Potential Benefits Upon Termination or Change of Control

Potential Benefits upon Termination of Employment. Mr. Cowan, the Company’s Chief Executive Officer, is party to an Amended and Restated Employment Agreement with Lionbridge, which sets out our severance obligations to him if his employment was to be terminated other than for cause. If Mr. Cowan’s employment is terminated by Lionbridge without cause or by Mr. Cowan for good reason, he is entitled to receive a severance payment equal to the sum of his annual base salary and variable (“at risk”) compensation (determined based on the variable compensation paid for the prior year), plus a pro-rata portion of his variable compensation for the year during which termination occurs, as well as benefit continuation for one year. In addition, any unvested outstanding equity held by Mr. Cowan would be accelerated in full except for the 2006 Market-Based Awards. Assuming Mr. Cowan’s employment was terminated other than for cause on December 31, 2015 and assuming receipt of his MIP (bonus) for 2015 performance as of that date in accordance with the terms of the MIP, Mr. Cowan would have been entitled to a cash payment in the amount of $1,290,988 and continuation of health and related welfare benefits for one year with a value of $21,423. If such a termination were to have occurred prior to December 31, 2015, the date on which the 2015 MIP payment is determined, Mr. Cowan would have received a pro-rata portion of this payment, determined based on the 2014 MIP award. The value of Mr. Cowan’s equity awards that would be accelerated upon such a termination of employment would be $3,476,820 assuming a price per share of $4.91, representing the closing price of Lionbridge common stock on December 31, 2015. Thus, Mr. Cowan’s total compensation if his employment with the Company were to have terminated on December 31, 2015 would have been $4,789,231, based on cash severance, the value of benefit continuation and the value of the acceleration of equity awards.

In connection with the terms of his offer letter upon joining Lionbridge, Mr. Tobin, our Senior Vice President and General Manager of GLT, is entitled to receive base salary and health and welfare benefit continuation for a period of 12 months in the event of a termination of employment other than for cause. The

Company’s Severance Policy for Executive Officers currently provides that each Executive Officer is entitled to receive cash payments equal to six months of base salary as of the date of termination without cause, and health and welfare benefit continuation for six months following date of termination without cause. Messrs. Litz and Osofsky and Ms. Shannon are covered by this Policy. Actual severance payable to Ms. Shannon, a resident of Canada, is also subject to the Quebec Labour Standards Act. Mr. Cowan’s severance benefits are governed by his Employment Agreement and Mr. Tobin’s severance benefits aregoverned by his Offer Letter. Ms. Shannon does not receive medical benefits from the Company. We are not obligated to make any payment to these executives under the Severance Policy if their employment is terminated by us for cause or by the executive without good reason.

Assuming the employment of our NEOs other than Mr. Cowan were to be have been terminated without cause on December 31, 2015, those individuals would have been be entitled to payments in the amounts set forth opposite their name in the table below:

Name	Cash Severance on Termination Not for Cause(1)	Health and Related Welfare Benefits	Total
Marc Litz	$145,000	$8,698	$153,698	(2)
Marc Osofsky	$157,000	$9,712	$166,712	(2)
Paula Shannon	$155,000	$3,005	$158,005	(2)
Richard Tobin	$320,000	$10,787	$330,787	(3)

FOOTNOTES:

(1)	Base salary for six months for each of Messrs. Litz and Osofsky and Ms. Shannon, respectively.

(2)	Reflects base salary and health and related welfare benefit continuation for a period of six months in accordance with the Company’s severance policy for executives in effect as of December 31, 2015.

(3)	Reflects base salary and related welfare benefit continuation for a period of twelve months in accordance with Mr. Tobin’s Offer Letter.

Potential Benefits upon a Change of Control. Mr. Cowan’s Amended and Restated Employment Agreement also sets out the severance benefits we are obligated to provide in the event his employment is terminated by Lionbridge without cause or by Mr. Cowan for good reason within six months prior to or two years following a change of control. “Good reason” includes a material adverse change in Mr. Cowan’s title, duties, responsibilities, functions or reporting structure, including not serving as CEO of the acquiring company. If the “double trigger” conditions occur, Mr. Cowan would receive a lump sum severance payment equal to twice the sum of (i) his annual base salary, plus (ii) the amount of bonus payable to him with respect to the preceding fiscal year, plus a pro-rata portion of his variable (“at risk”) compensation for the year during which termination occurs, as well as benefit continuation for two years. In addition, all of his outstanding equity would be accelerated in full upon a change in control. Assuming a change of control was to have taken place on December 31, 2015 and assuming contemporaneous receipt of his MIP (bonus) for 2015 performance as of that date in accordance with the terms of the MIP, Mr. Cowan would have been entitled to a cash payment in the amount of $2,581,976, and continuation of health and related welfare benefits for two years with a value of $42,846. The value of Mr. Cowan’s equity awards that would be accelerated upon a change of control on December 31, 2015 would be $5,052,930, assuming a price per share of $4.91, representing the closing price of Lionbridge common stock on December 31, 2015. Mr. Cowan’s employment agreement also entitles him to receive a partial gross up of any taxes attributable to Section 280G of the Internal Revenue Code, if applicable.

No gross up would have been due in connection with severance payments that would have been paid assuming termination of employment in connection with any a change of control on December 31, 2015. Thus, Mr. Cowan’s total compensation if a change of control of the Company were to have taken place on December 31, 2015 would have been $7,677,752 based on cash severance, the value of benefit continuation, and the value of the acceleration of equity awards.

All of our other NEOs participate under our Change of Control Plan, which provides that if employment is terminated without cause by the Company or for good reason by such NEO, in either case, within a specified number of months (the Protection Period) following a change of control of Lionbridge (a “double trigger”), the NEO is entitled to severance benefits. The Protection Period for Mr. Litz is 12 months and for all other NEOs is 18 months. The Change of Control Plan provides for severance benefits as follows: (a) a lump sum cash payment equal to 150% of the executive’s then current base salary (100% in the case of Mr. Litz) and Target Variable Compensation for such year; (b) payment of a pro-rata portion of the executive’s Target Variable Compensation for the year of termination; and (c) continuance, at Lionbridge’s expense, of the executive’s health and related welfare benefits during the applicable protection period. The Change of Control Plan also provides that, upon a change of control of Lionbridge, (i) 50% of any unvested stock options held by an executive officer would vest and become immediately exercisable and (ii) the remaining 50% of the unvested stock options held by the NEO will vest and become exercisable on the earlier of six months following the change of control or on the date such executive’s employment is terminated without cause or for good reason.

Assuming a change of control and a termination of employment were to have taken place on December 31, 2015 and assuming contemporaneous receipt of each officer’s MIP (bonus) for 2015 performance as of that date in accordance with the terms of the MIP, each of the NEOs other than Mr. Cowan would have been entitled to the cash payment set forth on the table below, and the value of his or her equity awards that would be accelerated upon the change of control would have been that amount shown on the table below:

Name	Cash Severance on Change of Control	Value of Accelerated Equity	Health and Related Welfare Benefits	Total
Marc E. Litz	$435,000	$197,981	$17,395	$650,376
Marc Osofsky	$696,000	$1,119,139	$29,136	$1,844,275
Paula Shannon	$744,000	$1,162,851	$9,014	$1,915,869
Richard Tobin	$768,000	$1,081,659	$16,181	$1,865,840

Each NEO has entered into a non-competition agreement with Lionbridge upon the commencement of his or her employment. The agreements provide that such NEO will not, during the course of his or her employment and the twelve months following the date of the termination of his or her employment with Lionbridge, (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge, (2) solicit Lionbridge’s employees, or (3) solicit or do business with any present or past customer of Lionbridge’s, or any prospective customer of Lionbridge’s, in connection with any business activity which would be in violation of the non-competition agreement. Mr. Cowan’s non-competition arrangements are reflected in his Employment Agreement.

Pension Benefits; Nonqualified Deferred Compensation

We do not sponsor any qualified or non-qualified defined benefit plans or maintain any non-qualified defined contributions plans or other deferred compensation plans for employees.

Employee Benefit Plans

Our employees, including our Executive Officers, are entitled to various employee benefits. These benefits include the following: medical, vision and dental care plans; flexible spending accounts for healthcare and dependent care; life and disability insurance; a 401(k) plan; and paid time off.

401(k) Plan

We offer all eligible U.S. employees participation in a 401(k) Plan administered by Fidelity. Under the Plan, employees are eligible to receive a matching contribution from Lionbridge for 100% of the employees’ contributions, up to $2,250, each year.

NON-MANAGEMENT DIRECTOR COMPENSATION FOR FISCAL 2015

During 2015, our Non-Employee Director Compensation Plan provided for each new director to our Board who holds less than 1% of the our Common Stock to be granted an option to purchase 20,000 shares of Common Stock under Lionbridge’s Stock Incentive Plan. Under this Plan, our non-employee directors also receive an annual option grant to purchase the lesser of (a) 10,000 shares of Common Stock under Lionbridge’s Stock Incentive Plan or (b) a number of stock options with a Black-Scholes value of $15,000, and an annual retainer payable in cash and through a restricted stock unit (RSU). During 2014, the amount of the annual retainer was $65,000, with $30,000 payable in cash and the remaining $35,000 payable in the form of RSUs. The option grants and the RSU each vest over two years from the date of grant at the rate of 50% on each anniversary of grant date. Directors serving on the Audit Committee receive an annual retainer of $5,000. The chairman of each of the Audit Committee and the Nominating and Compensation Committee receives an annual cash retainer of $15,000. Our Lead Independent Director receives an annual retainer of $15,000. During a portion of the year, the Board convened an ad hoc committee to consider governance and strategic matters. Messrs. de Chazal (chairman), Blechschmidt and Sheer served on this committee. The chairman received $25,000 for such service and the other members each received $15,000 for such service. The Plan also provides for an additional per meeting fee payable for attendance at any special or unscheduled Board or committee meeting, in the amount of $500 for a telephonic meeting and $2,000 for an in-person meeting.

Each director is reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors or of any committee of the Board. Each Director may, at his option, defer all or a portion of his annual cash or equity retainer, and any committee retainer, in the Company’s Deferred Compensation Plan for Independent Directors. Mr. Blechschmidt has elected to defer the equity portion of his retainer until such time as he retires from the Board.

In accordance with this director compensation policy, on May 4, 2015, each of Messrs. Blechschmidt, Dallas, de Chazal, Fisher, Kavanagh, Noonan and Sheer received an annual option grant, at an exercise price of $5.56 per share, which was equal to the fair market value of Common Stock on the date of grant. In connection with his election as a Class II Director of the Company on November 24, 2015, Mr. Quella received an initial and annual option grants at exercise prices of $5.41 per share, which was equal to the fair market value of Common Stock on the date of grant.

The following table and notes present the compensation earned by our directors in fiscal year 2015.

Director Compensation in Fiscal Year 2015

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Restricted Stock Unit Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward Blechschmidt	$50,000	$33,493	$35,000	$0	$0	$0	$118,493
Michael Dallas	$31,500	$33,493	$35,000	$0	$0	$0	$99,993
Guy de Chazal	$70,000	$33,493	$35,000	$0	$0	$0	$138,493
Steven Fisher	$46,000	$33,493	$35,000	$0	$0	$0	$114,493
Paul Kavanagh	$31,500	$33,493	$35,000	$0	$0	$0	$99,993
Jack Noonan	$36,500	$33,493	$35,000	$0	$0	$0	$104,993
James Quella	$15,000	$128,282	$17,496	$0	$0	$0	$160,778
Claude Sheer	$60,000	$33,493	$35,000	$0	$0	$0	$128,493

FOOTNOTES:

(1)	The value of the awards has been computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in note 8 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 6, 2016.

(2)	Except for Mr. Quella, who joined the Board in November 2015, on May 4, 2015, each non-management director was granted an option to purchase 6,024 shares of the Company’s common stock, at the exercise price of $5.56 per share, which was equal to the fair market value of the Common Stock on the date of grant. This option vests over two years. On November 24, 2015, Mr. Quella was granted an initial option to purchase 20,000 shares of the Company’s common stock, and an annual option of 3,712 shares, each at the exercise price of $5.41 per share, and which was equal to the fair market value of the Common Stock on the date of grant. These options over two years. As of December 31, 2015, each director held the following number of outstanding options: Mr. Blechschmidt, 11,909; Mr. Dallas, 26,024; Mr. de Chazal, 41,909; Mr. Fisher, 61,909; Mr. Kavanagh, 16,909; Mr. Noonan, 41,909; Mr. Quella, 23,712 and Mr. Sheer, 26,909.

(3)	Except for Mr. Quella, the restricted stock unit awards represent shares of Common Stock subject to restrictions that lapse on June 4, 2016. Mr. Quella’s restricted stock unit award is subject to restrictions that lapse on December 24, 2016. Messrs. Blechschmidt, Dallas, de Chazal, Fisher, Kavanagh, Noonan and Sheer each received an award of 6,295 restricted stock units on May 4, 2015. Mr. Quella received an award of 3,234 restricted stock units on November 24, 2015. As of December 31, 2015 each director held the following number of Restricted Stock Units: Mr. Blechschmidt, 78,483; each of Messrs. Dallas, de Chazal, Fisher, Kavanagh, Noonan and Sheer, 6,295; and Mr. Quella, 3,234.

Equity Compensation Plan Information as of December 31, 2015

During 2015, all equity compensation granted by Lionbridge was granted in the form of grants of stock options (at fair market value), restricted stock and restricted stock units, under the Lionbridge 2011 Stock Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,439,067	$3.84	1,439,067
Equity compensation plans not approved by security holders	0	0	0
Total	1,439,067	$3.84	1,439,067

As of March 1, 2016, stock options to acquire 1,410,567 shares of common stock were outstanding under the Lionbridge equity plans. These stock options have a weighted average exercise price of $3.83 and a weighted average remaining contractual term of 4.9 years. In addition, as of March 1, 2016, there were 3,826,515 unvested time-based restricted stock awards and 1,328,500 unvested LTIP awards (performance-based restricted share awards) outstanding. As of March 1, 2016, there were 3,874,582 shares available for future grants under the Lionbridge 2011 Stock Incentive Plan, the only plan under which equity grants are authorized.

PROPOSAL 2

Advisory Vote on Executive Compensation

The Board would like the support of our stockholders for the compensation of its named executive officers (“NEOs”) as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement. The Compensation Discussion and Analysis, beginning on page 18 of this Proxy Statement, describes the Company’s executive compensation programs and the decisions made by the Nominating and Compensation Committee in 2015 in more detail. At our 2015 Annual Meeting of Stockholders, over 86% of our stockholders approved of our executive compensation programs.

This non-binding advisory vote on the compensation of our named executive officers allows you to express your opinion about our executive compensation programs. As we seek to align our executive compensation programs with our long-term strategy, performance and stockholders’ interests, we ask that our stockholders annually approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement. The Nominating and Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and, to the extent there is any significant vote against the compensation of the Company’s named executive officers, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns.

The Committee and the Board noted that 2015 “Say on Pay” vote for 2014 compensation by its shareholders demonstrated that a lower percentage of the Company’s shareholders indicated approval of executive compensation than in past years. As a result, the Committee undertook the following initiatives to ensure that its executive compensation programs appropriately aligned its executives with the Company’s shareholders, were consistent with its peer group, and fostered a culture of accountability and achievement.

•

Engagement of an independent compensation consultant to review its executive compensation practices, including the mix of variable to fixed compensation, performance metrics and thresholds and peer group composition.

•	Consideration of the views of stockholders based on stockholder engagement activities conducted by the Board and management.

During 2015, the Committee also welcomed two new members, Michael Dallas who joined the Committee in January 2015 and James Quella, who joined the Committee in November 2015. Messrs. Dallas and Quella offered additional perspectives on executive compensation which informed the Committee as it assessed 2015 performance and established 2016 compensation for the NEO group.

Based on the Committee’s deliberations and analysis, including the report of its independent consultant, the Committee has enhanced its executive compensation programs for 2016 by

•	Increasing the portion of total compensation that is based on achievement of long-term performance metrics.

•	Raising the threshold for minimum payout of cash incentive compensation under the MIP.

•	Realigning Lionbridge’s peer group companies.

•	Ensuring that total target compensation of NEO continues to be no higher than that of the median of the Company’s peer group companies.

Highlights of our executive compensation programs include the following:

•

Reward Achievement of Long-Term Goals. Our executive compensation program is heavily weighted toward the achievement of defined performance metrics. A significant portion of cash and equity awards granted to our executives and other key employees will vest only upon the attainment of long-term revenue and profitability metrics. A portion of equity grants are in the form of time-based awards, with vesting over three years to ensure our employees’ interests are aligned with those of our stockholders for the long-term performance of Lionbridge. Among 2015 achievements were:

•	Business Achievements:

•

Expanding its vertical market strategy, most notably by establishing and growing relationships with clients in the manufacturing, financial services, legal, automotive, aerospace and life sciences industries. Revenue from life sciences, manufacturing and automotive verticals have each grown more than 10% year-on-year.

•

Growing and implementing new online sales and delivery channels, including scaling Lionbridge onDemand™, a new, online revenue and delivery channel. In only its second year of operation, Lionbridge onDemand delivered projects for 665 clients in 2015 and grew revenue more than 60% year-on-year to approximately $6 million.

•

Scaling global marketing services aimed at helping global marketing executives manage and optimize digital marketing campaigns in international markets. Revenue from its global marketing services grew approximately 14% year-on-year and accounted for approximately $85 million of the Company’s revenue in 2015.

•

Adjusting our cost structure to achieve acquisition synergies and optimize our global infrastructure for efficiency. During 2015, Lionbridge successfully integrated CLS Communication, a market-leader in translation solutions to clients in the financial services, industrial and public sector end markets. Lionbridge acquired CLS Communication in January 2015 and has now completed the majority of its planned integration and cost synergies related to the business combination. In late 2015, Lionbridge added expertise in the legal vertical with the acquisition of Geotext, a niche provider of translation services to law firms and corporations.

•	Financial Achievements:

•

Fifth consecutive year of positive GAAP net earnings, achieving approximately $14.2 million or $0.23 a share in 2015, and non-GAAP earnings of approximately $39.1 million or $0.63 a share, and adjusted EBITDA of $48.6 million.

•	Generating approximately $21.3 million in cash flow from operations, an increase of approximately $0.9 million from 2014.

•

Ending the year with a strong cash position of $27.8 million at year end, after two strategic funding acquisitions, infrastructure investments, and executing approximately $7.4 million to repurchase 1.4 million shares of stock.

•

Appropriate Balance of Fixed and “At Risk” Compensation; Increasing performance-based compensation. Our executive compensation programs provide an appropriate mix of both fixed and variable components. 80% of our CEO’s and 68% of our other NEOs’ compensation in 2015 was comprised of variable, or “at risk” compensation. Awards are tied to achievement of a variety of performance indicators, rather than any one indicator. A mix of equity and cash awards are used to achieve an appropriate balance of reward for the achievement of critical shorter and long-term objectives related to revenue, profitability and strategic metrics, and to provide an effective retention and incentive objectives. Approximately 44% of equity awards made in early 2016 were in the form of performance-based rather than time-based awards, compared to approximately 24% of equity awards made in early 2015.

•

Maximum Payouts and Minimum Thresholds. Our cash and equity performance-based programs are subject to maximum payouts, which we believe mitigate excessive risk-taking and excessive compensation. Even if the Company dramatically exceeds plan metrics, payouts are limited. Conversely, these programs are also subject to a minimum threshold for payout of each component and if that minimum threshold is not achieved, no payout is made.

•

Program Design Discourages Excessive Risk-Taking. We use restricted stock and restricted stock units more frequently than stock options for equity awards because restricted stock and restricted stock units retain value even if the stock price declines so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money”. Our short-term cash incentive plan (the “Management Incentive Plan”) is a cash-based plan, which results in less total compensation being tied solely to stock performance, and rewards achievement of multiple metrics rather than one metric.

•

Ethics and Integrity. We take pride in our strong ethical culture and adherence to strict internal controls over our financial systems. In particular, processes to measure and calculate the achievement of performance metrics have been designed to keep them from being susceptible to manipulation by any employee. We have held our employees worldwide to these standards of ethics and compliance.

The Nominating and Compensation Committee believes its executive compensation programs in 2015 rewarded the execution of strategic initiatives, implementation of strong leadership, business expansion and development, operating leverage and technology advancements generated by the Company during the year, without encouraging or rewarding inappropriate risk-taking detrimental to the Company. The absence of full achievement of the revenue and profitability targets of our cash-based Management Incentive Plan, as well as personal objectives in 2015 were appropriately reflected in reduced payouts to our NEOs in 2015. Payouts in 2015 were smaller than in 2014 as the Committee set attainment thresholds higher, and because those thresholds were not fully met.

For all of these reasons, we believe our executive compensation program is well-designed, appropriately links executive pay with Company performance and has demonstrated that it incentivizes desirable behavior from our executives.

The Board recommends that you vote FOR approval of the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion set forth in this Proxy Statement.

PROPOSAL 3

Ratification of Appointment of Independent Auditors

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent auditors of the Company’s consolidated financial statements for 2016. At the Annual Meeting, the stockholders are being asked to ratify the appointment of PWC as the Company’s independent auditors for the 2016 fiscal year. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders. Representatives of PWC are expected to be present at the Annual Meeting and to respond to questions.

The Board recommends that you vote FOR Proposal 3 to ratify the appointment of PWC as our Independent Auditor for 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee of the Company’s Board of Directors is charged pursuant to its Charter with reviewing, approving and ratifying any related person transaction. The term “related person transaction” refers to any transaction required to be disclosed in the Company’s filings with the SEC pursuant to Item 404 of Regulation S-K (a “Related Person Transaction”). In considering any Related Person Transaction, the Audit Committee considers the facts and circumstances regarding such transaction, including, among other things, the amounts involved (including whether the transaction amount exceeds $120,000), the relationship of the related person (including those persons identified in the instructions to Item 404(a) of Regulation S-K) with the Company and the terms that would be available in a similar transaction with an unaffiliated third-party. The Audit Committee also considers its fiduciary duties, the Company’s obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law in evaluating any Related Person Transaction. The Audit Committee reports its determination regarding any Related Person Transaction to the full Board of Directors at the next regularly scheduled meeting of the Board of Directors. No potential Related Person Transactions were brought to the Audit Committee for consideration in 2015.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of Messrs. Fisher (Chairman), Blechschmidt and Noonan, none of whom is an officer or employee of the Company. Each member of the Audit Committee is “independent” as defined in NASDAQ Rule 5605(a)(2). The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee has adopted a policy requiring that the provision of audit and permitted non-audit services by any outside auditor be approved in advance by the Committee.

The Audit Committee has reviewed the audited financial statements of the Company at December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, and has discussed them with both management and PricewaterhouseCoopers LLP, the Company’s independent auditors. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Codification of Statements on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP that firm’s independence. Based on the above procedures, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Respectfully Submitted by the Audit Committee:

Steven Fisher, Chairman

Edward Blechschmidt

Jack Noonan

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in proxy materials for Lionbridge’s 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act must be submitted to the Secretary of Lionbridge in writing and received at the executive offices of Lionbridge by November 21, 2016. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholder proposals and must satisfy the notice procedures for stockholder proposals set forth in the Lionbridge by-laws.

The Lionbridge by-laws require that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice thereof, containing the information required by the Lionbridge by-laws, to the Secretary of Lionbridge. To be timely, a stockholder’s notice containing the information required by the Lionbridge by-laws must be delivered to the Secretary at the principal executive offices of Lionbridge not later than the close of business on the 90 th day and not earlier than the close of business on the 120 th day prior to the first anniversary of the preceding year’s annual meeting. In order for a stockholder proposal made under Lionbridge’s by-laws and outside of Rule 14a-8 of the Exchange Act or for a director nomination to be considered at the Lionbridge 2016 Annual Meeting of Stockholders to be considered “timely,” it must be received by Lionbridge not later than February 2, 2017 and not before January 3, 2017. However, if the annual meeting is more than 30 days before or 60 days after such anniversary date or if no proxy statement was delivered to stockholders in connection with the preceding year’s annual meeting, stockholders must give written notice no later than the close of business on the later of the 90 th day prior to such annual meeting or the 10th day after Lionbridge makes the first public announcement of the date of such meeting.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD AND THE COMPANY

Lionbridge stockholders are encouraged to communicate with the Company. The following communication options are available.

If you would like to receive information about Lionbridge, you may use one of the following methods:

•

Lionbridge’s Internet site, located at www.lionbridge.com, contains service and product offerings, news and other information. Lionbridge’s Investor Relations Web site, located at http://investors.lionbridge.com, contains company press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and link to Lionbridge’s filings with the Securities and Exchange Commission. An online version of this proxy statement and of Lionbridge’s 2015 Annual Report to Stockholders, as well as all of Lionbridge’s filings with the Securities and Exchange Commission, are available through at http://investors.lionbridge.com.

•

To have information such as Lionbridge’s latest quarterly earnings release, Form 10-K, Form 10-Q or annual report mailed to you, please call Lionbridge Investor Relations at (781) 434-6000, or send an email request to Investor_Relations@lionbridge.com.

If you would like to contact us, please call Lionbridge Investor Relations at (781) 434-6000, send an email request to Investor_Relations@lionbridge.com, or send correspondence to Lionbridge Technologies, Inc., Attn: Investor Relations, 1050 Winter Street, Waltham, MA 02451.

If you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

If you would like to contact the Board of Directors or any specific individual director, please send your correspondence to Lionbridge Technologies, Inc. Board of Directors, Attention: Corporate Secretary, 1050 Winter Street, Waltham, MA 02451.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP served as Lionbridge’s independent auditor for the years ended December 31, 2015 and 2014, and the Audit Committee has approved its reappointment as auditor for the year ended December 31, 2016.

The Board has not proposed that any formal action be taken at the Annual Meeting with respect to the engagement of PricewaterhouseCoopers LLP as Lionbridge’s independent auditor for the year ended December 31, 2016 because no action is required by the Company’s Second Amended and Restated Certificate of Incorporation, By-Laws or under Delaware law. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting and be available to answer questions. They will have the opportunity to make a statement at the Annual Meeting if they desire.

In accordance with Section 10A(i) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 2-01 of Regulation S-X promulgated thereunder (“Rule 2-01”), the Audit Committee has pre-approved the engagement of PricewaterhouseCoopers LLP to perform all auditing services for the benefit of the Company, including the performance of any audit required by the Exchange Act and the rules promulgated thereunder.

The Audit Committee has adopted a policy and procedures which set forth the manner in which the Audit Committee will review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is retained.

Under the provisions of this policy, certain services including annual audit services, audit related services and income tax services are subject to the Audit Committee’s “general” pre-approval on an annual basis in advance of the year during which such services will be rendered. All tax services were subject to specific pre-approval in 2015 and the annual audit services, including services related to the preparation of statutory accounts were approved under the general pre-approval authority of the Committee. Certain other services, including tax planning services, and any other services are subject to specific pre-approval and engagement by the Audit Committee on a case by case basis. The Audit Committee has the discretion to delegate either type of pre-approval authority to its chairperson or other committee members.

Representatives of PricewaterhouseCoopers LLP participated in all meetings of the Audit Committee in 2015 that related to the review of unaudited quarterly and audited annual financial results. The Audit Committee pre-approves and reviews audit and non-audit services performed by PricewaterhouseCoopers LLP as well as the fees charged by it for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditors’ independence. All of the fees described below were approved by the Audit Committee in 2015.

Audit Fees: Total fees for professional services rendered by PricewaterhouseCoopers LLP in connection with the audits of Lionbridge’s consolidated financial statements included in our Annual Reports on Form 10-K, reviews of Lionbridge’s consolidated financial statements included in our Quarterly Reports on Form 10-Q, and fees for services performed in connection with statutory and regulatory filings for the years ended December 31, 2015 and 2014 were $1,612,000 and $1,499,000, respectively.

The Audit Committee did not make use of the de minimis exception to pre-approval requirement contained in the Securities and Exchange Commission’s rules.

Audit-Related Fees: Total fees for assurance and related services rendered by PricewaterhouseCoopers LLP and reasonably related to the performance of the audit or review of the Company’s financial statements for the years ended December 31, 2015 and 2014 were $2,800 and $0, respectively.

Tax Fees: Total fees for professional services rendered by PricewaterhouseCoopers LLP in connection with tax compliance and advisory services for the years ended December 31, 2015 and 2014 were $35,000 and $98,000, respectively. These fees include professional services provided in connection with international tax planning and advisory services. All of the services described in this paragraph were pre-approved by the Audit Committee.

All Other Fees: There were fees of $2,000 paid to PricewaterhouseCoopers LLP related to an accounting software license for each of the years ended December 31, 2015 and 2014, respectively.

The Company’s Audit Committee has determined that the provision of the services provided by PricewaterhouseCoopers LLP as set forth herein are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

EXPENSES AND SOLICITATION

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies in person or by telephone or e-mail. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company also may be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation. The Company may, if appropriate, retain an independent proxy solicitation firm to assist in soliciting proxies. If the Company does so, it will pay such firm’s customary fees and expenses.

The contents of and the sending of this Proxy Statement have been unanimously approved by the Board of Directors of the Company.

LIONBRIDGE TECHNOLOGIES, INC. 1050 WINTER STREET SUITE 2300 WALTHAM, MA 02451

VOTE IN PERSON

You may attend the Meeting and request a ballot to vote in person. Directions to the location of the Meeting are available by calling 1-781-434-6000.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Do not return your Proxy Card if you are voting by Telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E02506-P74768	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

LIONBRIDGE TECHNOLOGIES, INC.

The Board of Directors recommends you vote
FOR EACH NOMINEE on Proposal 1.

1.	To elect three members of the Board of Directors for a three-year term as Class II Directors consisting of the following nominees:

	Nominees	For	Against	Abstain

	1a. Edward A. Blechschmidt	☐	☐	☐

	1b. Guy L. de Chazal	☐	☐	☐

	1c. James A. Quella	☐	☐	☐

The Board of Directors recommends you vote FOR on Proposals 2 and 3.					For	Against	Abstain

2.	Advisory vote to approve named executive officer compensation.				☐	☐	☐

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2016.				☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed by the undersigned stockholder.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

NOTE: Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executive, administrator, or other fiduciary, please give your full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report with 10-K Wrap are available at www.proxyvote.com.

E02507-P74768

PROXY

Lionbridge Technologies, Inc.

1050 Winter Street, Suite 2300

Waltham, Massachusetts 02451

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, MAY 3, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Rory J. Cowan, Marc E. Litz and Margaret A. Shukur, and each of them individually, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of Lionbridge Technologies, Inc., a Delaware corporation (“Lionbridge”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Lionbridge to be held on Tuesday, May 3, 2016, at 10:00 A.M. Eastern Time at Corporate Offices, 1050 Winter Street, Suite 2300, Waltham, Massachusetts 02451 (the “Annual Meeting”).

If no direction is made, this proxy will be voted FOR the election for each of the nominees for Director and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

[Continued and to be dated and signed on reverse side]

SEE REVERSE SIDE	SEE REVERSE SIDE